UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Last Event Report): November 20, 2007

eLandia International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

133 Sevilla Avenue

Coral Gables, FL 33134

(Address of principal executive offices) (Zip Code)

(305) 415-8830

(Registrant’s telephone number, including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K dated November 21, 2007 (the “Original Report”) filed by eLandia International, Inc. (“eLandia”). The Original Report is being amended by this Form 8-K/A to provide audited financial statements, audited interim financial statements and unaudited pro forma condensed consolidated financial statements as required by Item 9.01 of Form 8-K as well as to provide more detailed information regarding the transaction between eLandia; Desca Holding, LLC, a Delaware limited liability company (“Desca”); eLandia/Desca Holdings, LLC (f/k/a Bella Durmiente, LLC), a Delaware limited liability company (“eLandia/Desca Holdings”); and Jorge Enrique Alvarado Amado, Chief Executive Officer of Desca (“Alvarado”).

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “eLandia,” the “Company,” “us,” “our” or “we” are to eLandia International, Inc., our predecessor company, Centra Industries, Inc., and, to the extent appropriate, Desca and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements usually include the words “may”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “intend” and similar expressions or variations on such expressions. These statements concern, among other things, trends affecting our financial condition or results of operations, the potential for costs savings and synergies that could result from our acquisitions, the potential for growth in areas of our business or current markets and the potential changes in the regulation of telecommunications’ companies and their products.

You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as described herein, in our Annual Report on Form 10-K/A, this Current Report on Form 8-K/A as well as other periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”). Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. These factors include, but are not limited to, the following:

•	General economic conditions, government and regulatory policies and business conditions in the markets served by us;

•	Competitive factors, including pricing pressures, technological developments and our ability to retain market share in the face of competition from existing and new market entrants;

•

The success of business, operating and financing initiatives, the level and timing of growth and profitability of new initiatives, start-up costs associated with entering new markets, costs of equipment and local conditions;

•	Successful integration of Desca’s operations into our own, including determining and fostering compliance with applicable U.S. laws, including but not limited to the Sarbanes Oxley Act of 2002; and

•

Availability, terms and use of capital, the impact of regulatory and competitive developments on capital markets, the ability to achieve cost savings and realize productivity improvements, and the success of our operations, acquisitions and alliances.

In addition, you should refer to the “Risk Factors” section of this Current Report and our other periodic reports for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward looking statements.

We undertake no obligation, and do not intend, to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize.

Item 2.01	Completion of Acquisition or Disposition of Assets

Acquisition of Desca

On October 2, 2007, eLandia, Desca, eLandia/Desca Holdings, and Alvarado, executed a unit purchase agreement (the “Unit Purchase Agreement”), pursuant to which we agreed to purchase Series A Preferred Units of eLandia/Desca Holdings (the “Series A Preferred Units”) for an aggregate purchase price of $26 million, which units represented 70% of the issued and outstanding membership interests of eLandia/Desca Holdings. eLandia/Desca Holdings was created for purposes of the Unit Purchase Agreement transaction. Upon the closing of the Unit Purchase Agreement, Alvarado concurrently agreed to contribute all of his membership interests in Desca to eLandia/Desca Holdings so that at that time of closing, eLandia/Desca Holdings would own all of the outstanding membership interests of Desca.

Effective October 2, 2007, we entered into a Credit Agreement (the “Desca Credit Agreement”) with Desca, pursuant to which we loaned to Desca the principal sum of $5,000,000. The loan was evidenced by a secured promissory note bearing interest at an annual rate of 10% and had a maturity date, subject to earlier payment under certain circumstances, of no later than June 30, 2008. The loan was secured by substantially all of the assets of Desca, as well as the pledge by Desca of all shares of the capital stock of Desca, Corp., a Florida corporation, held by Desca, representing a 90% interest in such corporation. In addition, the loan was secured by the pledge of 100% of the membership interests and other right, title and interests in Desca then held by Alvarado. Lastly, the loan was secured by the personal guaranty of Alvarado of all of the obligations of Desca to eLandia under the terms of the Desca Credit Agreement and all other documents executed in connection with or related to the loan.

The proceeds of the loan to Desca were to be used solely for the following purposes:

(i)	to pay off a loan by and between Desca, Corp. and Regions Bank in the approximate amount of $250,000;

(ii)	to pay deposits, issue standby letters of credit and make any other ordinary course of business payments necessary to satisfy Desca’s customer purchase orders; and

(iii)	for working capital purposes.

Effective November 20, 2007, we entered into an amendment to the Unit Purchase Agreement (the “Amended Unit Purchase Agreement”) at which time we consummated our acquisition of membership interests representing 70% of eLandia/Desca Holdings. Pursuant to the terms of the Amended Unit Purchase Agreement, certain conditions precedent to closing our acquisition of the membership interests representing 70% of eLandia/Desca Holdings were waived, including the requirement to complete our ongoing internal investigation of our subsidiary, Latin Node, Inc. (“Latin Node”), which has preliminarily revealed certain payments made by Latin Node, prior to its acquisition by eLandia, that may have been made in violation of the FCPA (the “FCPA matter”). Also pursuant to the Amended Unit Purchase Agreement, the payment of the $26 million purchase price to eLandia/Desca Holdings was modified to provide for: (a) the payment of $14,000,000 at closing (inclusive of the conversion of $5 million under the Desca Credit Agreement), and (b) the payment of $12,000,000 on or prior to December 28, 2007. Unless converted earlier by us, each Series A Preferred Unit will convert into one common unit on the third anniversary of the closing of the Unit Purchase Agreement.

Under the Amended Unit Purchase Agreement, Desca is obligated to make additional contingent payments of up to $4.0 million over a two-year period (commencing on the closing date) based upon the achievement of certain revenue and EBITDA performance targets. The performance targets are based on revenue and EBITDA forecasts agreed to by Desca and Alvarado. The payment of any contingent amount is subject to eLandia/Desca Holdings achieving a minimum percentage threshold of 75% of the applicable revenue and EBITDA targets for the corresponding period. Once this threshold amount is satisfied, Desca is entitled to a percentage of the contingent payment ranging from 50% to 100%. Such payments are payable quarterly during the two-year period over which the performance targets are being measured. The earn-out award is to be calculated, subject to adjustment, based upon the cumulative effect of achieved revenue and EBITDA performance targets during the applicable earn-out period. Determination and notification of the EBITDA earn-out shall be provided to Alvarado within 15 days after the end of each earn-out period.

Concurrent with the closing of our investment in eLandia/Desca Holdings, we entered into a Limited Liability Company Agreement with Alvarado. This agreement governs the relationship between the members of eLandia/Desca Holdings and provides, among other things, for certain put and call rights. Pursuant to a put right, Alvarado may require, at any time commencing on the 24 month anniversary of the Limited Liability Company Agreement and ending on the 60 month anniversary thereof, that we purchase his interest in eLandia/Desca Holdings for cash at a purchase price determined by an independent valuation firm designated by eLandia/Desca Holdings (by the unanimous vote of its Board of Managers). Pursuant to the call right, we can require that Alvarado, at any time commencing on the 24 month anniversary of the Limited Liability Company Agreement and ending on the 60 month anniversary thereof, sell us his interest in eLandia/Desca Holdings for cash at a sale price determined by an independent valuation firm designated by eLandia/Desca Holdings (by the unanimous vote of its Board of Managers). If, after the 60 month anniversary of the Limited Liability Company Agreement, neither the put right, nor the call right have been exercised, the purchase of the remaining membership interests representing the 30% of eLandia/Desca Holdings not owned by us shall be mandatory for cash at a purchase price determined by an independent valuation firm designated by eLandia/Desca Holdings (by the unanimous vote of its Board of Managers). As a result of these put and call rights and obligations, we have consolidated 100% of eLandia/Desca Holdings and have not recorded any minority interest.

In connection with the acquisition of the Series A Preferred Units of eLandia/Desca Holdings, eLandia incurred a total of $682,702 in acquisition costs which have been capitalized and made part of the purchase price of eLandia/Desca Holdings.

Acquisition Financing

Effective October 2, 2007, we entered into a Credit Agreement (the “Stanford Credit Agreement”) with Stanford International Bank, Ltd. (“SIBL”), pursuant to which SIBL loaned us the principal sum of $5,500,000. The loan is evidenced by a secured promissory note that bears interest at an annual rate of 10% and has a maturity date, subject to earlier payment under certain circumstances, of no later than June 30, 2008. The loan was secured by the assignment by us to SIBL of all of our right, title, and interest under the documents evidencing the loan to Desca referred to above. Of the proceeds of the loan, $5,000,000 was used to make the loan to Desca under the Desca Credit Agreement and the remaining $500,000 was used to pay certain expenses.

Effective November 21, 2007, we entered into a Purchase Agreement (the “Purchase Agreement”) with SIBL, pursuant to which SIBL agreed to purchase from us, for an aggregate purchase price of $35,000,000 (i) up to 5,185,185 shares of our Series B Preferred Stock; and (ii) warrants granting to SIBL, and/or its assigns, the right to purchase up to 3,638,000 shares of our common stock. The shares of Series B Preferred Stock were, at the option of SIBL, convertible, in whole or in part, into shares of our common stock at an initial conversion price of $6.75 per share.

The proceeds received in this financing transaction were used solely to:

(i)	reimburse SIBL all of its fees and transaction expenses incurred in connection with the purchase agreement;

(ii)	acquire a majority ownership and controlling interest in eLandia/Desca Holdings pursuant to the Amended Unit Purchase Agreement; and

(iii)	provide up to $6,000,000 for our general working capital needs.

Further, Desca was to use the proceeds from the sale of its Series A Preferred Units as follows:

(i)	up to $5,000,000 to fund the purchase of existing ownership interests in Desca from its existing members;

(ii)	$4,000,000 to fund Desca’s capital expenditures (managed services, mobile readiness, public sector);

(iii)	$5,000,000 for Desca’s general working capital purposes; and

(iv)	$12,000,000 to fund Desca’s future expansion.

The warrants were exercisable by SIBL and its assigns for five years and have an exercise price of $0.001 per share.

During the fourth quarter of 2007, we received aggregate gross proceeds of $32,000,000 (including the conversion of $5,500,000 under the Stanford Credit Agreement), in exchange for the issuance to SIBL of 4,740,741 shares of our Series B Preferred Stock at $6.75 per share and warrants to purchase up to 3,638,000 shares of our common stock.

In connection with this transaction, we paid issuance costs totaling $2,952,860, which included: (i) $2,450,000 of cash paid for fees to Stanford Group Company (“SGC”); (ii) $233,231 of cash paid for legal expenses and other costs; and (iii) $269,629 for the fair value of 259,259 common stock purchase warrants issued to SGC as an advisory fee. The warrants are exercisable for five years at an exercise price of $6.75 per share.

About Desca

Desca is headquartered in Miami, Florida, and conducts operations through subsidiaries in South and Central America (“Latin America”), including Venezuela, Colombia, Costa Rica, Guatemala, and other countries in the Latin American market. Desca provides network solutions for large and medium sized companies operating in Latin America by offering a wide array of network and communication products and services, as well as professional consultation services regarding the design, implementation and operation of such products and services.

Desca generated $105 million in revenue during the year ended December 31, 2007, and $54 million during the year ended December 31, 2006. During 2007, approximately 80% of the total revenue was generated through equipment sales and approximately 20% was generated through the provision of professional services. During 2006, approximately 82% of the total revenue was generated through equipment sales and approximately 18% was generated through the provision of professional services. Desca serves as a value added reseller for a number of leading technology vendors.

Desca Products and Services

Desca is a provider of network solutions for large and medium sized companies operating in Latin America. Approximately 80% of Desca’s 2007 revenue has come from the sale of IT products including self defending networks, contact centers, Voice over Internet Protocol (“VoIP”) telephony systems, storage area networks, content delivery networks and products supporting mobility and visual communications. In addition, Desca focuses on advanced technologies such as unified communications, security, Mobile/IP convergence and complimentary technology and services. Approximately 20% of Desca’s 2007 revenue came from the provision of professional consulting services pertaining to the planning, design, implementation, operation and optimization of customer telecommunication and technology solutions.

Desca acts as a value added reseller for technology infrastructure vendors such as Cisco Systems, Inc. (“Cisco”), Microsoft Corporation (“Microsoft”), Nokia Corporation (“Nokia”), Global IP Solutions, Inc. (“Global IP Solutions”) and AeroScout, Inc. (“AeroScout”) and is a Data Light accredited partner with Nortel Networks Corporation (“Nortel”). In addition, Desca is an authorized reseller for more than a dozen other companies in the communications and technology sectors including Motorola, Inc. (“Motorola”), Movistar, S.A. (“Movistar”), Telefonos de Mexico, S.A. (“TelMex”), Loquendo, S.A. (“Loquendo”), Trend Micro Incorporated (“Trend Micro”) and others.

Geographic Markets

Headquartered in Miami, Florida, Desca maintains a local presence in many of the Latin American markets which it serves.

Country	2007 Revenue (USD) (Millions)	2006 Revenue (USD) (Millions)
Venezuela	$43.0	$25.2
Colombia	28.2	16.8
United States	15.8	3.2
Costa Rica	9.5	4.7
Mexico	5.4	3.7
Ecuador	2.7	0.4
Panama	0.2	—

	$104.8	$54.0

In addition to the above locations, Desca has identified several others markets for future expansion including Puerto Rico, Dominican Republic, Guatemala, Argentina, Chile, Peru and Spain.

Customers

At December 31, 2007, Desca had approximately 650 customers. Although no one customer provided more than 10% of the revenue in 2007, during the year ended December 31, 2006, Desca had one customer that made up 13% of the total revenue for the period.

Desca’s customer base is comprised of companies from a range of industries including finance, real estate, tourism, utilities, healthcare and energy as well as public sector organizations such as government and education.

Sales and Marketing

Desca holds Gold Certified Partner status with premier companies such as Cisco, Microsoft, Nokia, Global IP Solutions and AeroScout and is a Data Light accredited partner with Nortel. In addition, Desca is an authorized reseller for more than a dozen other companies in the communications and technology sectors including Motorola, Movistar, TelMex, Loquendo, Trend Micro and others. Desca leverages these associations and capitalizes on direct relationships and personal contacts to capture new customers and establish new partnerships on both a local and a global level. In addition, Desca attends and participates in certain industry trade shows to broaden awareness about the products and services offered. Desca maintains strategic alliances with many blue chip business partners.

Desca maintains a direct sales force of approximately 80 people throughout the company. The size of the sales force in each local market varies depending on the size of the local market and breadth of products offered in that market.

Competition

The markets in which Desca competes are subject to technological change, the steady emergence of new companies and products, evolving industry standards, and changing customer needs. Desca’s competitors in these markets range from small, locally owned companies that may be able to focus more effectively on specific product areas or markets to global multi-national organizations that have substantially greater financial, marketing, and technological resources, larger distribution capabilities, and greater opportunity to address customers’ various information technology requirements.

Competitive differentiators include, but are not limited to:

•	industry vision,

•	performance,

•	quality,

•	breadth of product group,

•	integration of products,

•	brand name recognition,

•	price,

•	functionality,

•	customer support,

•	frequency of upgrades and updates,

•	manageability of products, and

•	reputation.

We believe that Desca’s competitive advantages are the balanced combination of products and services offered, a superior level of customer service and a strong regional presence in the Latin American markets.

Management

Desca has an experienced management team with a focus on networking solutions.

Jorge Alvarado, has served as the Chief Executive Officer for Desca since he founded the company in 1997. Prior to founding the company, he served as the Western Region Sales Manager in Venezuela for Cisco from March 1996 to October 1997 and as an Account Manager for Newbridge in Venezuela from January 1995 to February 1996. Mr Alvarado has over 13 years of experience in the telecommunications and technology sectors.

Gerardo Guarino, has served as Director of Finance and Business Development for Desca since June 2003. Prior to that, he served as Director of Business Development for CTT Corporation in the United States from October 1999 to May 2003 and has held several positions in Venezuela, including Vice President and General Manager, for Cygnus from February 1992 to September 1999. Mr Guarino has over 17 years of experience in the telecommunications and technology sectors.

Fernando Rodriguez Gonzalez, has served as the Chief Technology Officer for Desca since March 2004. Prior to that, he served as Director of Technology and Education Services for CTT Corporation in the United States from February 1994 to January 2004 and as Chief Technology Officer in Venezuela for Cygnus from November 1989 to January 1994. Mr Gonzalez has over 19 years of experience in the telecommunications and technology sectors. In addition, Mr. Gonzalez was the first Cisco Certified Internetworking Expert in Latin America as well as one of the first 60 worldwide.

Desca Risk Factors

In addition to the risk factors described in our Annual Report on Form 10-K/A for the year ended December 31, 2007, we have identified the following risk factors relating to Desca. You should carefully consider the risk factors described below, together with the risk factors described in our Annual Report on Form 10-K/A for the year ended December 31, 2007, in evaluating our business because such factors may have a significant impact on our business, operating results, liquidity and financial condition. As a result of the identified risk factors, actual results could differ materially from those projected in any forward-looking statements. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impact our business, operating results, liquidity and financial condition. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner.

Risk Factors Relating to Desca’s Operations in Venezuela

Economic and political developments in Venezuela may affect Desca’s business.

Desca’s maintains significant operations in Venezuela. As a result, Desca’s financial condition, results of operations and business have been, and are expected to continue to be, generally affected by political, institutional and economic risk factors, including the general condition of the Venezuelan economy, the devaluation of the Bolivar as compared to the U.S. dollar, inflation, interest rates, regulation, and taxation, as well as political, social and economic developments in Venezuela. Desca is subject to political and economic risks, including:

•	The effects of local political, labor and economic developments, instability and unrest;

•	Significant or abrupt changes in the applicable regulatory or legal climate;

•	Civil unrest, military actions, crime;

•	Corruption, requests for improper payments, or other actions that may violate the U.S. Foreign Corrupt Practices Act, uncertain legal enforcement and physical security;

•	International response to Venezuelan domestic and international policies;

•	Invalidation, confiscation, expropriation or rescission of governmental orders, permits, agreements or property rights;

•	Exchange controls and export or sale restrictions;

•	Currency fluctuations and repatriation restrictions;

•	Competition with companies from countries that are not subject to U.S. laws and regulations; and

•	Laws or policies affecting trade, investment and taxation.

The Venezuelan government has in the past exercised, and continues to exercise, significant influence over strategic Venezuelan industries. These actions have created uncertainty about the business environment in Venezuela for foreign companies. There can be no assurance that the Venezuelan government will not take similar measures relating to other sectors of the Venezuelan economy which may adversely affect Desca’s business. These risks may limit or disrupt any of Desca’s operations or result in the deprivation of contractual rights or the taking of property by nationalization, expropriation or other means without fair compensation. We do not currently maintain any insurance covering losses or obligations related to political risks.

High inflation rates in Venezuela may decrease demand for Desca’s services while increasing its costs.

Venezuela has historically experienced high levels of inflation, although the rates have been lower in recent years. The Venezuelan government has established a series of measures to curb inflation, among which are reduction of the value-added tax rate, stronger enforcement of price controls, slower monetary expansion and dollar-denominated bond issues placed in the local market and tradeable in international markets that stabilized the swap market rate. High inflation rates can adversely affect Desca’s business and results of operations by adversely affecting consumer purchasing power and consumer demand for its products and services while increasing its operation costs.

Depreciation of the Venezuelan Bolivar and the implementation of exchange controls could have an adverse effect on Desca’s financial condition.

Venezuela has historically experienced currency fluctuations, devaluation and depreciation of the Bolivar and, from time to time, has implemented foreign currency exchange controls. In 2003, the Venezuelan government and the Central Bank of Venezuela enacted exchange control regulations as a measure to protect international reserves. The exchange control regulations, among other things, impose strict criminal and economic sanctions on the exchange of Venezuelan currency for other foreign currency other than through officially designated methods.

The regulations restrict the access of companies and individuals to foreign exchange. As of the date of this filing, foreign exchange controls have not been lifted and foreign currency transactions remain subject to approval by the Commission of Administration of Foreign Exchange (“CADIVI”).

Substantially all of Desca’s sales are collected in Venezuelan Bolivars, while a substantial portion of its operating costs have been and are expected to continue to be paid in U.S. dollars. Desca is currently making appropriate applications for foreign currency to CADIVI and expects to be in a position to meet its U.S. dollar-denominated obligations. However, there is no assurance that Desca will be able to obtain the required approvals from CADIVI to secure sufficient foreign currency for this purpose. The inability of Desca to convert Bolivars to U.S. dollars could have an adverse effect on its cash flows, results of operations and financial condition.

Desca’s ability to obtain adequate capital to fund its ongoing operations may adversely affect its ability to grow.

Desca purchases a significant portion of its products from limited vendors. Under agreements currently in place, upon and subject to credit approval by these vendors, payment for products is generally due net 30 days from the shipping date. If at any time, Desca is delinquent in the payment of any invoice, or is otherwise in breach of its agreement, its vendors may withhold shipping of any order, require that Desca prepay for further shipments, or terminate or suspend the performance under any applicable support services agreement. Desca’s level of sales activity is dependent upon the terms and amount of credit which its vendors provide. Developments in Venezuela have resulted in the curtailment by certain of Desca’s vendors in the level of financing provided resulting in increased financing costs for Desca. As a result, the levels of Desca’s sales in Venezuela may materially decline and Desca’s overall results of operations may be adversely affected by this tightening of credit.

Another factor affecting Desca’s operations is its collection of receivables which is susceptible to changes in Latin American economies and political climates. In many cases, Desca is experiencing the effects of timing whereby it is often subject to invoicing and payments to vendors prior to billing and collecting from its customers. In addition, the currency controls in Venezuela described above have restricted Desca’s ability to make payments to its vendors in U.S. dollars. These circumstances have caused Desca to borrow money from local banks, at significantly higher borrowing costs than those incurred in the United States, to meet its obligations and to be subject to credit holds, which have caused delays in the delivery of customer orders thus delaying or causing the loss of sales.

In order to address and mitigate the collection and currency conversion risks described above, Desca either (i) enters into short-term financing arrangements with its vendors which extends the date when payment is due, (ii) obtains short-term financing from local banks in country, or (iii) obtains working capital from eLandia. In addition, Desca is making an effort to diversify its revenue sources to reduce the company’s dependence on its Venezuelan business and, as a result, reduce these risks. There is no assurance that these alternative financing methods will be available to Desca on acceptable terms or that Desca will be able to sufficiently diversify its sources of revenue in order to diminish these risks. A failure to obtain adequate financing to fund its ongoing operations or to diversify its sources of revenue may adversely affect Desca’s results of operations and financial condition.

Risks Related to Desca’s Financial Performance and Growth Strategy

Desca has incurred significant losses.

During the nine-month period ended September 30, 2007 Desca had a consolidated net loss of $3.0 million and during the year ended December 31, 2006 Desca had a consolidated net income of $1.2 million. Although we believe we can achieve profitability in the future, we ultimately may not be successful. We may continue to generate net losses for the foreseeable future. If we are not able to achieve overall profitability or maintain any profitability that is achieved, the trading price of our stock, when and if a market develops for our stock, could decline.

As a result of being part of a public company, Desca may incur increased costs that may place a strain on its resources or divert management’s attention from other business concerns.

As part of a public company, Desca will incur additional legal, accounting and other expenses that they did not incur in the past. The Sarbanes-Oxley Act requires maintenance of effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of Desca’s disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. These requirements may place a strain on Desca’s systems and resources and may divert management’s attention from other business concerns, which could have a material adverse effect on Desca’s business, financial condition and results of operations.

Industry consolidation may lead to increased competition and may harm Desca’s operating results.

There has been a trend toward industry consolidation in Desca’s markets for several years. We expect this trend to continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue operations. We believe that industry consolidation may result in stronger competitors that are better able to compete as sole-source vendors for customers. This could lead to more variability in Desca’s operating results and could have a material adverse effect on its business, operating results, and financial condition. Furthermore, particularly in the service provider market, rapid consolidation will lead to fewer customers, with the effect that loss of a major customer could have a material impact on results not anticipated in a customer marketplace composed of numerous participants.

Desca’s international operations are subject to several risks that could materially adversely affect their business.

Because Desca provides many of its services internationally, it is subject to additional risks related to operating in foreign countries, including:

•	Unexpected changes in tariffs, trade barriers and regulatory requirements relating to Internet access or VoIP;

•	Economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	Difficulty in collecting accounts receivable;

•	Tax, consumer protection, telecommunications, and other laws that create additional expenses or may be unfavorable to Desca;

•

Compliance with tax, employment, securities, immigration, labor and other laws for employees living and traveling or conducting business abroad which may subject them or Desca to criminal or civil penalties;

•	Foreign taxes including withholding of payroll taxes;

•	Foreign currency fluctuations, which could result in increased operating expenses and reduced revenues;

•	Unreliable government power to protect our rights;

•	Exposure to liability under the Foreign Corrupt Practices Act or similar laws in foreign countries; and

•	Inadequate insurance coverage to address these risks.

Desca may undertake strategic mergers and acquisitions that could be difficult to integrate or could damage our business.

Desca may acquire additional businesses and technologies that complement or augment its existing businesses, services and technologies. Desca may also enter into strategic partnerships to do this. Desca may have difficulty integrating any additional businesses into its existing business and the process of any acquisitions or subsequent integration could divert management’s attention and expend needed resources. If Desca is unable to effectively integrate any new business into its overall business operations, its costs may increase and its business results may suffer significantly. Desca may not be able to operate acquired businesses profitably or otherwise implement its growth strategy successfully.

Risks Related to Desca’s Networking Solutions Businesses

The markets in which Desca competes are intensely competitive, which could adversely affect its revenue growth.

The markets in which Desca competes are characterized by rapid change, converging technologies, and a migration to networking solutions that offer relative advantages. These market factors represent a competitive threat to us. Desca competes with numerous vendors in each product category. The overall number of Desca’s competitors providing niche product solutions may increase. Also, the identity and composition of competitors may change as Desca’s increases its activity in new product markets. As Desca continues to expand, it may see new competition in different geographic regions. In particular, we have experienced price-focused competition from competitors in Asia, especially China, and we anticipate this will continue.

Barriers to entry are relatively low, and new ventures to create products that do or could compete with Desca’s products are regularly formed. In addition, some of Desca’s competitors may have greater resources, including technical and engineering resources, than Desca does. As Desca expands into new markets, it will face competition not only from existing competitors but also from other competitors, including existing companies with strong technological, marketing, and sales positions in those markets.

The principal competitive factors in the markets in which Desca presently compete and may compete in the future include:

•	The ability to provide a broad range of networking products and services

•	Product performance

•	Price

•	The ability to introduce new products, including products with price-performance advantages

•	The ability to reduce production costs

•	The ability to provide value-added features such as security, reliability, and investment protection

•	Conformance to standards

•	Market presence

•	The ability to provide financing

Desca’s business substantially depends upon the continued growth of the Internet and Internet-based systems

A substantial portion of Desca’s business and revenue depends on growth and evolution of the Internet and on the deployment of its products by customers who depend on the continued growth and evolution of the Internet. To the extent that an economic slowdown and reduction in capital spending adversely affect spending on Internet infrastructure, Desca could experience material harm to its business, operating results, and financial condition.

Because of the rapid introduction of new products and changing customer requirements related to matters such as cost-effectiveness and security, we believe that there could be certain performance problems with Internet communications in the future, which could receive a high degree of publicity and visibility. Desca’s business, operating results, and financial condition may be materially adversely affected, regardless of whether or not these problems are due to the performance of its products. Such an event could also result in a material adverse effect on the market price of our common stock independent of direct effects on our business.

Product quality problems could lead to reduced revenue, gross margins, and net income

Desca provides highly complex products that incorporate leading-edge technology, including both hardware and software. Software typically contains bugs that can unexpectedly interfere with expected operations. An inability to cure a product defect could result in the failure of a product line, temporary or permanent withdrawal from a product or market, damage to Desca’s reputation or inventory costs, any of which could have a material impact on its revenue, margins, and net income.

Man-made problems such as computer viruses or terrorism may disrupt Desca’s operations and harm its operating results.

Despite Desca’s implementation of network security measures, its servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with its computer systems. Any such event could have a material adverse effect on Desca’s business, operating results, and financial condition. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine Desca’s security efforts may meet with resistance. In addition, the continued threat of terrorism and heightened security and military action in response to this threat, or any future acts of terrorism, may cause further disruptions to the economies of the United States and other countries and create further uncertainties or otherwise materially harm Desca’s business, operating results, and financial condition. Likewise, events such as widespread blackouts could have similar negative impacts. To the extent that such disruptions or uncertainties result in delays or cancellations of customer orders or the manufacture or shipment of Desca’s products, its business, operating results, and financial condition could be materially and adversely affected.

Risks Regarding Integration of Acquired Companies

We have not yet completed our assessment of the internal control over financial reporting and disclosure at Desca and there may exist control deficiencies that could result in errors in our financial statements and affect our ability to issue efficient, timely and effective financial reports.

A control deficiency, or combination of control deficiencies, could result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The challenge of establishing and maintaining sufficient systems and controls and hiring, retaining and training sufficient accounting and finance personnel has intensified as our business has grown and expanded into new geographic markets, especially as a result of our recent acquisitions, including Desca. Our current management and financial reporting systems, internal and disclosure controls, and finance and accounting personnel may not be sufficient to enable us to effectively manage our business, identify unfavorable developments and risks at an early stage and produce financial information in an accurate and timely manner.

We rely on a variety of management and financial reporting systems and internal controls to provide management with accurate and timely information about our business and operations. This information is important to enable management to identify unfavorable developments and risks at an early stage. We also rely on, among other things, these management and financial reporting systems and internal and disclosure controls to enable us to prepare accurate and timely financial information for our investors. If control deficiencies exist within the management and financial reporting systems, it may result in errors in our financial statements and affect our ability to issue efficient, timely and effective financial reports.

In addition, our failure to establish and maintain sufficient management and financial reporting systems and internal and disclosure controls at Desca, to hire, retain and train sufficient accounting and finance personnel, and to enhance the training of corporate and in-country management personnel regarding internal controls and management reporting could impair our ability to prepare accurate and timely financial information and may have a material adverse effect on our business, results of operations and financial condition. If we cannot produce reliable financial reports, investors could lose confidence in our reported consolidated financial information, the market price of our stock could decline significantly and we may be unable to obtain additional financing to operate and expand our business.

We have experienced difficulty integrating the operations of acquired companies and have incurred substantial costs in connection with the integration.

Achieving the anticipated benefits of acquisitions will depend on the successful integration of services, operations, personnel, technology and facilities of acquired companies in a timely and efficient manner. The time and expense associated with converting the businesses of the acquired companies to a common platform has exceeded management’s expectations and has limited and delayed the intended benefits of acquisitions. Similarly, the process of combining sales and marketing forces, consolidating administrative functions, and coordinating product and service offerings has taken longer, has cost more, and has provided fewer benefits than initially projected. Accordingly, the benefits of certain acquisitions have been reduced, at least for a period of time.

We have faced substantial difficulties, costs and delays in integrating the operations of other acquired companies. These difficulties, costs and delays have included:

•	difficulty in combining the separate technologies of the combined company.

•	adverse changes in product offerings available to customers or in customer service standards, whether or not these changes do, in fact, occur.

•	costs and delays in implementing common systems and procedures.

•	difficulty comparing financial reports due to differing financial and/or internal reporting systems.

•	diversion of management resources from the business of the combined company.

•	retention of existing customers.

•	coordinating infrastructure operations in an effective and efficient manner.

•	achieving the synergies anticipated to be realized from the acquisition on the timeline presently anticipated, if at all.

We have sought to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs. We may ultimately be unsuccessful in implementing the integration of these systems and processes. Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside of our control.

We may have difficulty integrating the systems of internal control over financial reporting of acquired companies.

Our failure to integrate systems of internal control over financial reporting following acquisitions could affect adversely our ability to exercise effective internal control over financial reporting. Our failure to exercise effective control over financial reporting could result in a material misstatement in our annual or interim consolidated financial statements. In our reports on internal controls over financial reporting appearing in our annual and quarterly reports filed with the SEC during 2007 and 2008, management indicated that we did not maintain effective internal control over financial reporting due to certain material weaknesses. We have proposed to implement changes to our internal controls to remedy the material weaknesses identified by management. However, assurance cannot be given that the measures taken are adequate to maintain effective control over our financial reporting process.

Intellectual Property and Regulatory Risks

Desca may be adversely affected if Desca failed, or fails, to protect proprietary technology acquired.

Desca depends on proprietary technology and other intellectual property rights in conducting its various business operations. Desca relies on a combination of copyrights, trademarks, non-disclosure agreements and other contractual rights to establish and protect its proprietary rights. Failure of Desca’s copyrights, trademarks, non-disclosure agreements and other contractual rights to provide protection of its technology and its intellectual property rights could enable Desca’s competitors to more effectively compete with Desca and have an adverse effect on Desca’s business, financial condition and results of operations.

In addition, Desca may be required to litigate in the future to enforce its intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Desca’s business, financial condition or results of operations.

Desca’s ability to offer services outside the United States is subject to the local regulatory environment, which may be unfavorable and complicated.

In many countries in which Desca operates or sells its services, the status of the laws that regulate Desca is unclear. Desca cannot be certain that its customers, resellers, or other affiliates are currently in compliance with regulatory or other legal requirements in their respective countries, that they or Desca will be able to comply with existing or future requirements, and/or that they or Desca will continue in compliance with any requirements. Desca’s failure or the failure of those with whom Desca transacts business to comply with these requirements could materially adversely affect its business, financial condition and results of operations.

New regulations may increase Desca’s cost of doing business and subject it to additional liability.

Desca’s need to comply with new regulations may increase its cost of doing business, which means it may need to raise its prices or lower its margins. This could adversely affect Desca’s ability to be competitive and to become profitable. In addition, as Desca begins to offer new products and services, the failure of such products and services to perform or function properly may also subject Desca to legal claims or actions from its customers.

New and existing laws may cover areas that impact Desca’s business and include, but are not limited to:

•	Sarbanes-Oxley;

•	sales, excise and other taxes;

•	user privacy;

•	pricing controls;

•	export and international commerce related transactions;

•	characteristics and quality of products and services;

•	consumer protection; and

•	encryption.

While Desca expects additional regulation of its industry in some or all of these areas, and it expects continuing changes in the regulatory environment as new and proposed regulations are reviewed, revised and amended, it cannot predict with certainty what impact new laws in these areas will have on Desca, if any.

Desca’s operating results and future prospects could be materially harmed by uncertainties of regulation of the Internet.

Currently, few laws or regulations apply directly to access or commerce on the Internet. Desca could be materially adversely affected by regulation of the Internet and Internet commerce in any country where it operates. Such regulations could include matters such as voice over the Internet or using IP, encryption technology, sales taxes on Internet product sales, and access charges for Internet service providers. The adoption of regulation of the Internet and Internet commerce could decrease demand for Desca’s products and, at the same time, increase the cost of selling its products, which could have a material adverse effect on its business, operating results, and financial condition.

Changes in regulations and tariffs could harm Desca’s prospects and future sales.

Changes in regulatory requirements in the United States or other countries could affect the sales of its products. Future changes in tariffs by regulatory agencies or application of tariff requirements to currently untariffed services could affect the sales of Desca’s products for certain classes of customers. In countries outside of the United States, Desca’s products must meet various requirements of local telecommunications authorities. Changes in tariffs or failure by Desca to obtain timely approval of products could have a material adverse effect on its business, operating results, and financial condition.

We may be exposed to liabilities under the Foreign Corrupt Practices Act (“FCPA”) and any determination that we or any of our subsidiaries have violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

To the extent that we operate outside the United States, we are subject to the FCPA which prohibits people, or companies subject to United States jurisdiction and their intermediaries, from engaging in bribery or other prohibited payments to foreign officials for the purposes of obtaining or retaining business or gaining an unfair business advantage. It also requires proper record keeping and characterization of such payments in our reports filed with the SEC. To the extent that any of our employees, suppliers, distributors, consultants, subcontractors, or others engage in conduct that subjects us to exposure under the FCPA or other anti-corruption legislation, we could suffer financial penalties, debarment from government contracts and other consequences that may have a material adverse effect on our business, financial condition or results of operations.

An internal investigation of our subsidiary Latin Node, has preliminarily revealed certain payments made by Latin Node prior to its acquisition by eLandia, that may have been made in violation of the FCPA. The internal investigation is ongoing and there may be other payments by Latin Node that may have been made in violation of the FCPA. Based on the preliminary results of the internal investigation, Latin Node and/or eLandia may be subject to fines and penalties assessed by governmental authorities, and will incur substantial expense associated with investigating the FCPA matter, responding to government inquiries and other matters arising from the acquisition of Latin Node.

Other Risks

Desca may not be able to attract and retain the talent necessary to successfully continue and grow its business.

Due to the highly specialized training of Desca’s personnel, talent flight creates knowledge transfer issues. Unforeseen talent flight of key technical personnel could impact Desca’s operational efficiency and could place competitors at an unfair advantage.

Desca depends on third-party vendors for both physical network and information systems and the failure of these vendors to perform their services could harm business.

If Desca’s vendors discontinue support for the systems or fail to maintain quality in future releases, the quality of Desca’s services, the development of new services and features and the quality of information needed to manage Desca’s business could be adversely affected. The failure of those vendors to perform their services in a timely and effective manner at acceptable costs could materially harm growth and the ability to monitor costs, bill customers, provision customer orders, maintain the network and achieve operating efficiencies.

Item 9.01	Financial Statements and Exhibits.

a) Financial statements of businesses acquired

Independent Auditors’ Report	17

Consolidated Balance Sheets as of November 20, 2007 and December 31, 2006	18-19

Consolidated Statements of Operations for the Period from January 1 to November 20, 2007 and the Year Ended December 31, 2006	20

Consolidated Statement of Changes in Members’ Equity for the Period from January 1 to November 20, 2007 and the Year Ended December 31, 2006	21

Consolidated Statement of Cash Flows for the Period from January 1 to November 20, 2007 and the Year Ended December 31, 2006	22-23

Notes to Consolidated Financial Statements November 20, 2007 and December 31, 2006	24-47

b) Pro Forma Financial Information

Introduction to unaudited pro forma condensed consolidated financial statements	48-50

Unaudited Pro Forma Condensed consolidated Balance Sheets as of September 30, 2007	51-52

Unaudited Pro Forma Condensed consolidated Statements of Operations for the Nine Months Ended September 30, 2007	53

Unaudited Pro Forma Condensed consolidated Statements of Operations for the Year Ended December 31, 2006	54

Notes to Unaudited Pro Forma Condensed consolidated Financial Statements	55-57

c) Shell company transactions

Not Applicable

d) Exhibits

Not Applicable

DESCA HOLDING, LLC

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF NOVEMBER 20, 2007 AND DECEMBER 31, 2006

TOGETHER WITH AUDITORS’ REPORT

DESCA HOLDING, LLC

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 20, 2007 AND DECEMBER 31, 2006

Certified Public Accountants and Business Advisors	Kevane Grant Thornton LLP
Puerto Rico member firm of Grant Thornton International

INDEPENDENT AUDITORS’ REPORT

To the Members of

    Desca Holding, LLC and Subsidiaries:

We have audited the accompanying consolidated balance sheet of DESCA HOLDING, LLC AND SUBSIDIARIES as of November 20, 2007 and December 31, 2006, and the related consolidated statements of operations, changes in member’s equity and cash flows for the period from January 1 to November 20, 2007 and the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DESCA HOLDING, LLC AND SUBSIDIARIES as of November 20, 2007 and December 31, 2006, and the results of its operations, changes in member’s equity and its cash flows for the period from January 1 to November 2007 and the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

San Juan, Puerto Rico April 11, 2008

33 Calle Bolivia Ste 400

San Juan, Puerto Rico 00917-2013

T (787) 754-1915

F (787) 751-1284

E kgt@kevane.com

www.kevane.com

DESCA HOLDING, LLC

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

NOVEMBER 20, 2007 AND DECEMBER 31, 2006

ASSETS

	November 20, 2007	December 31, 2006
CURRENT ASSETS:
Cash	$3,299,420	$883,970
Certificate of deposit, pledged	26,543	25,239
Accounts receivable-
Trade, net	22,385,516	12,424,915
Unbilled	3,982,168	1,587,981
Employees and officers	1,060,468	635,240
Other	2,340,502	521,238
Current portion of 8.25% note receivable	287,314	248,181
Inventories, net	13,669,222	6,683,228
Deferred tax asset	36,101	—
Prepaid expenses and other current assets	6,347,006	3,271,880

Total current assets	53,434,260	26,281,872
8.25% NOTE RECEIVABLE	—	267,990
INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES	26,792	47,561
PROPERTY AND EQUIPMENT, net	4,392,689	3,871,874
DEPOSITS	256,734	185,718
DEFERRED TAX ASSET	106,218	256,845
OTHER NON-CURRENT ASSETS	3,302,465	1,010,329

Total assets	$61,519,158	$31,922,189

The accompanying notes are an integral

part of these consolidated balance sheets.

DESCA HOLDING, LLC

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

NOVEMBER 20, 2007 AND DECEMBER 31, 2006

LIABILITIES AND MEMBER’S EQUITY

	November 20, 2007	December 31, 2006
CURRENT LIABILITIES:
Bank loans and current portion of long-term debt	$16,096,860	$7,309,205
Other loan payable	5,000,000	—
Accounts payable trade	28,033,773	16,222,916
Other accounts payable	2,625,066	801,960
Customers’ deposits	3,625,415	314,560
Accrued expenses	3,508,400	2,906,353
Unearned revenue	622,274	95,839
Income tax payable	426,545	1,078,097

Total current liabilities	59,938,333	28,728,930
LOANS PAYABLE, net of current portion	464,318	461,918
OTHER INSTALLMENT PAYABLE, net of current portion	—	251,209
OBLIGATIONS UNDER CAPITAL LEASES, net of current portion	408,465	84,151
OTHER LONG-TERM ACCRUED EXPENSES	497,069	290,131

Total liabilities	61,308,185	29,816,339
COMMITMENTS AND CONTINGENCIES	—	—
MINORITY INTEREST	(189,783)	335,874
MEMBER’S EQUITY	400,756	1,769,976

Total liabilities and member’s equity	$61,519,158	$31,922,189

The accompanying notes are an integral

part of these consolidated balance sheets.

DESCA HOLDING, LLC

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1 TO NOVEMBER 20, 2007 AND

THE YEAR ENDED DECEMBER 31, 2006

	November 20, 2007	December 31, 2006
NET SALES	$73,232,242	$53,953,179
COST OF SALES	54,060,027	40,771,928

Gross profit	19,172,215	13,181,251
GENERAL AND ADMINISTRATIVE EXPENSES	18,217,966	10,885,832

OPERATING INCOME	954,249	2,295,419
INTEREST EXPENSE, net	(2,476,044)	(1,017,104)
OTHER INCOME, net	570,430	390,405
EQUITY IN (LOSSES) EARNINGS OF INVESTEE	(15,903)	27,700

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	(967,268)	1,696,420
PROVISION FOR INCOME TAXES	(940,738)	(992,768)
MINORITY INTEREST	538,786	179,021

NET (LOSS) INCOME	$(1,369,220)	$882,673

The accompanying notes are an integral

part of these consolidated statements.

DESCA HOLDING, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE PERIOD FROM JANUARY 1 TO NOVEMBER 20, 2007 AND

THE YEAR ENDED DECEMBER 31, 2006

	JEA Units	Accumulated Earnings	Member’s Equity
Balance, December 31, 2005	$804,919	$82,384	$887,303
Net income for the year - 2006	—	882,673	882,673

Balance, December 31, 2006	804,919	965,057	1,769,976
Net loss for the period - 2007	—	(1,369,220)	(1,369,220)

Balance, November 20, 2007	$804,919	$(404,163)	$400,756

The accompanying notes are an integral

part of these consolidated statements.

DESCA HOLDING, LLC

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1 TO NOVEMBER 20, 2007 AND

THE YEAR ENDED DECEMBER 31, 2006

	November 20, 2007	December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,369,220)	$882,673

Adjustment to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,179,311	613,951
Bad debts expense	126,041	172,296
Deferred tax asset	87,645	(267,061)
Loss (gain) in foreign currency exchange	121,424	(217,961)
Loss in foreign currency transactions	479,600	256,249
Gain on sale of asset	(17,607)	(18,454)
Equity in loss (gain) of investee	15,903	(27,700)
Minority interest	(538,786)	(179,021)
Condonation of debt	(623,140)	—
Other non-cash transactions	9,616	(95,714)
Changes in operating assets and liabilities:
Accounts receivable trade	(10,086,642)	(2,302,525)
Unbilled receivable	(2,394,187)	(1,587,981)
Accounts receivable employees and officers	(425,228)	(229,235)
Other accounts receivable	(1,819,264)	1,603,503
Note receivable	301,230	98,759
Inventories	(6,985,994)	(1,228,276)
Prepaid expenses and other current assets	(3,075,126)	(3,113,783)
Accounts payable trade	11,810,857	7,537,515
Other accounts payable	1,823,107	355,761
Customer deposits	3,310,855	314,560
Accrued expenses	786,444	1,796,040
Unearned revenues	526,435	95,839
Income tax payable	(651,552)	493,102

Total adjustments	(6,039,058)	4,069,864

Net cash (used in) provided by operating activities	(7,408,278)	4,952,537

The accompanying notes are an integral

part of these consolidated statements.

DESCA HOLDING, LLC

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1 TO NOVEMBER 20, 2007 AND

THE YEAR ENDED DECEMBER 31, 2006

	November 20, 2007	December 31, 2006
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from cancellation of certificates of deposits	1,304	378,857
Purchase of property and equipment	(1,700,126)	(3,769,986)
Payments for deposits	(71,016)	(100,695)
Payments for other non-current assets	(2,269,594)	(809,230)

Net cash used in investing activities	(4,039,432)	(4,301,054)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from line of credit, net	3,782,937	287,606
Advances from (payments to) bank loans and other long-term debts	10,080,223	(2,227,069)

Net cash provided by (used in) financing activities	13,863,160	(1,939,463)

INCREASE (DECREASE) IN CASH	2,415,450	(1,287,980)
CASH, beginning of period/year	883,970	2,171,950

CASH, end of period/year	$3,299,420	$883,970

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period/year for interest	$2,476,044	$801,483

Cash paid during the period/year for income taxes	$1,556,189	$766,727

The accompanying notes are an integral

part of these consolidated statements.

DESCA HOLDING, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 20, 2007 AND DECEMBER 31, 2006

(1)	Reporting entities and summary of significant accounting policies:

(a)	Organization -

Desca Holding, LLC (“Desca”) was organized under the laws of the State of Delaware in the United States of America on September 20, 2004. Desca Holding, LLC and subsidiaries (the “Company”) are integrators of networks and telecommunications solutions specializing in computer services cycle for networks.

(b)	Summary of significant accounting policies -

(i)	Consolidation policy

The consolidated financial statements include the accounts of Desca and its subsidiaries. All intercompany transactions have been eliminated as part of the consolidation process. Desca’s subsidiaries are and ownership percentages are as follows:

		Ownership
Subsidiary	Country	2007	2006
Desarrollo de Soluciones Específicas C.A. (DESCA)	Venezuela	100%	100%
Desca Colombia S.A.	Colombia	91.75%	91.75%
Descaserv Ecuador S.A.	Ecuador	60%	60%
Desca S & S Centroamerica, S.A.	Costa Rica	60%	60%
Desca, Corp.	USA	90%	90%
Servidesca de Mexico, S. De R.L. de C.V.	Mexico	60%	60%
Desca Panamá, Inc.	Panama	60%	—

(ii)	Revenue recognition

Sales are recorded when products are shipped to customers. In instances where products are configured to customer requirements, revenue is recorded upon the successful completion of the Company’s final test procedures and the customer’s acceptance.

The Company recognizes revenue on service contracts ratably over applicable contract periods or as services are performed. Amounts billed and collected before the services are performed are included in unearned revenues.

The Company also uses the installment method to account for certain long-term service contracts. Under that method, the gain is recognized as the principal payments of the related note are collected.

(iii)	Sales incentives

The Company has arrangements to receive cash or consideration from certain of its vendors, including rebates. The amounts received or credited from its vendors are recorded as a reduction of the prices the Company pays for their products and, therefore, such amounts are reflected as a reduction of cost of sales on the accompanying consolidated financial statements of operations. Vendor rebates are typically dependent upon reaching minimum sales thresholds. The Company evaluates the likelihood of reaching sales thresholds using past experience and current forecasts. When rebates can be reasonably estimated, the Company records a portion of the rebate as the Company makes progress towards the sales threshold.

(iv)	Allowance for doubtful accounts

The Company estimates losses for uncollectible accounts based on the aging of the accounts receivable and the evaluation of the likelihood of success of collecting the receivable.

(v)	Unbilled receivables

Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates.

(vi)	Inventories

Inventories are valued at the lower of weighted average cost (which approximates computation on a FIFO basis) or market. Market is determined based on net realizable value. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value.

Inventories are shown net of a valuation reserve of $27,841 as of November 20, 2007 and December 31, 2006.

(vii)	Property and equipment

The Company records property and equipment at cost. Depreciation is provided using the straight-line method over the useful lives of the assets, commencing the month after the asset is placed in service. Major renewals and betterments that extend the life of the assets are capitalized, while expenditures for repairs and maintenance are expensed when incurred.

(viii)	Impairment of long-lived assets

Management reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset.

Generally, fair value will be determined using valuation techniques such as the present value of the expected future cash flows. Management has determined that no impairment loss needs to be recognized for applicable assets of continuing operations for the period ended November 20, 2007 and the year ended December 31, 2006.

(ix)	Investment in unconsolidated subsidiaries

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an invested depends on an evaluation of several factors including, among, others, representation on the investee company’s board of directors and ownership level which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s consolidated balance sheet and consolidated statements of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Equity on earnings of investee” in the consolidated statement of operations. The Company’s carrying value in an equity method investee company is reflected in the caption “Investment in unconsolidated subsidiary” in the Company’s consolidated balance sheet.

When the Company’s carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company’s consolidated financial statements unless the Company guaranteed obligations of the investee or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

(x)	Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

(xi)	Income taxes

As a limited liability company, Desca’s taxable income or loss is allocated to members in accordance with their respective percentage of ownership. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements applicable to Desca.

In the case of its subsidiaries, income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. The provision, tax asset and liability included in the consolidated financial statements apply to subsidiaries of Desca. See Note (14).

(xii)	Concentration of credit risk

Financial instruments that potentially expose the Company to concentration of credit risk include cash, money market funds, bank accounts and accounts receivable. The Company maintains accounts at several high quality financial institutions. While management attempts to limit any financial exposure, its deposit balances may, at times, exceed governmental insured limits that may exist. The Company has not experienced any losses on such accounts.

Also, the Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for accounts receivable arising from the normal course of business.

The Company is dependent on third party vendors for all of its supply of network and telecommunications equipment. In 2007 and 2006, products purchased from the Company’s largest supplier accounted for approximately 71% and 80%, respectively, of product purchases. The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. The Company believes that its relationships with its suppliers are satisfactory.

Six out of seven Desca’s subsidiaries are located in countries other than the U.S. (five out of six in 2006). The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in the countries in which the Company operates. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas and embargoes; domestic and international customs and tariffs; changing taxation policies, foreign exchange restrictions; and political conditions and governmental regulations.

(xiii)	Foreign currency translation

For financial reporting purposes, the functional currency for non-U.S. subsidiaries is the U.S. dollar. Accounts recorded in currencies other than U.S. dollars are remeasured into the functional currency. Current assets (except inventories), deferred income taxes, other assets, current liabilities and long-term liabilities are remeasured at exchange rates in effect at year end. Inventories and property and equipment and depreciation thereon are remeasured at historic exchange rates. Revenues and expense accounts other than depreciation for each month are remeasured using the daily rate of exchange. Net currency exchange gains and losses from remeasurement are credited or charged on a current basis to other income. Gains and losses resulting from foreign currency transactions are also included in current results of operations. Aggregate foreign currency translation and transaction losses included in operations totaled ($121,424) and ($217,961) in 2007 and 2006, respectively.

(xiv)	Recent accounting pronouncements

(a)	In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 160, Non Controlling Interests in Consolidated Financial Statements – an amendment to ARB No. 51 (SFAS 160). SFAS 160 applies to all entities that prepare consolidated financial statements, except for non-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. The Statement amends ARB No. 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary. It changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to the parent and non-controlling interest. It also requires disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and the non-controlling interest.

SFAS 160 establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. When this situation occurs, those transactions are equity transactions if the parent retains its controlling financial interest in the subsidiary. A parent’s acquisition of non-controlling interests in a subsidiary was previously accounted for by the purchase method. Also, this Statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of the non-controlling equity investment.

Finally, the Statement requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interest of the non-controlling owners of a subsidiary.

This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The Company is currently assessing the potential effect of SFAS 160 on its financial statements.

(b)

In December 2007, the FASB issued revised Statement of Financial Accounting Standard No. 141, Business Combinations (SFAS 141R). SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, an any non-controlling interest in the acquiree at the acquisition date, measured at the fair value as of that date, with limited exceptions specified in the Statement. That replaces Statement 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. Statement 141’s guidance resulted in not recognizing some assets and liabilities at the acquisition date, and it also resulted in measuring some assets and liabilities at amounts other than their fair value at the acquisition date. This Statement also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with this Statement). SFAS 141R also requires an acquirer to recognize assets acquired and assets assumed arising from contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. An acquirer is required to recognize assets and liabilities arising from all other contingencies (contractual contingencies) as of the acquisition date, measured at their acquisition-date fair values, only if it is more likely than not that they meet the definition of an asset and a liability in FASB Concepts Statement No. 6, Elements of Financial Statements. If that criterion is not met at the acquisition date, the acquirer instead accounts for a non-contractual contingency in accordance with other applicable generally accepted accounting principles, including Statement No. 5, as appropriate.

SFAS 141R requires the acquirer to recognize goodwill as of the acquisition date, measured as a residual, which in most types of business combinations will result in measuring goodwill as the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair value of the identifiable net assets acquired.

Finally, this Statement defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any non-controlling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently assessing the potential effect of SFAS 141R on its financial statements.

(xv)	Financial instruments

The Company’s financial instruments are cash, accounts receivable, accounts payable, notes payable, and long-term debt. The recorded values of cash, accounts receivable, and accounts payable approximate their fair value based on their short-term nature. The recorded values of notes payable and long-term debt approximate their fair value, as interest approximates market rates in each country.

(xvi)	Accounting period

The Company’s accounting period ends on December 31st. The accompanying consolidated financial statements present Desca and subsidiaries’ results of operations and cash flows for the period from January 1 to November 20, 2007 and the year ended December 31, 2006, except for Desca S & S Centroamerica, S.A., which present results of operations and cash flows for the fifteen-month period ended December 31, 2006. Effective January 1, 2008, Desca S & S Centroamerica, S.A. will change its fiscal year end from September 30 to December 31.

Descaserv Ecuador, S.A. commenced operations in March 2006. Accordingly, the accompanying statements of operations and cash flows include only nine (9) months of the subsidiary’s operations.

Desca Panamá, Inc. commenced operations in August 2007. Accordingly, the accompanying statements of operations and cash flows include only four (4) months of the subsidiary’s operations.

(2)	8.25% note receivable:

On January 1, 2006, the Company entered into a provisioned network support and maintenance agreement with a customer for a three-year period ending December 31, 2008. The transaction, with no stated interest rate, was for a total amount of $1,182,293, which will be collected by a down payment of $257,915, and twelve (12) quarterly payments of $85,971, discounted at 8.25% starting in January 2006 and ending in October 2008. The sale was recorded following the installment method resulting in a deferred gain of $260,678, which will be recognized as income throughout the term of the note, as the installments are collected. In January 2007, the supplier increased the cost of the services to be provided, decreasing the deferred gain by $67,623. See related Note (11). Installment sales income for the period ended November 20, 2007 and for the year ended December 31, 2006 was $4,750 and $98,759, respectively. See Note (11) for the related other installment payable.

Future installments of principal and imputed interest to be received during the next year are as follows:

Total future installments of principal and imputed interest up to November 20, 2008	$343,886
Less - Deferred interest	(17,026)
Deferred gain on sale	(39,546)

Installment note receivable, net	287,314
Less - Current portion	(287,314)

Installment note receivable, long-term	$—

(3)	Inventories:

Inventories as of November 20, 2007 and December 31, 2006 consist of:

	2007	2006
Equipment, parts and spares	$7,488,383	$2,944,986
Demo equipment	415,063	211,070
Inventory in transit	5,793,617	3,555,013

	13,697,063	6,711,069
Less - obsolescense reserve	(27,841)	(27,841)

Inventories, net	$13,669,222	$6,683,228

(4)	Other current assets:

As of November 20, 2007 and December 31, 2006, other current assets are comprised of the following:

	2007	2006
Prepaid insurance	$107,631	$22,513
Prepaid taxes	1,528,098	371,145
Prepaid value added tax	717,463	1,896,388
Advance to suppliers	1,070,729	115,567
Other	2,923,085	866,267

	$6,347,006	$3,271,880

(5)	Investment in unconsolidated subsidiaries:

The Company is the owner of 20% (25% in 2006) and 20% (25.38% in 2006) of the outstanding common stock of DMG Consultores, C.A. (DMG) and Magna Consult LLC (Magna), respectively, which are engaged in the planning, development and performance of technical and specialized processes to assist the commercial, industrial and/or financial sectors, including the national and international oil industry, banking, construction and business sectors. In addition, DMG is engaged in the development of information systems, performance of projects and the sale of technology and maintenance services. The investment is accounted for using the equity method. The following table analyzes the investment account since its origin through November 20, 2007:

	DMG	Magna	Total
Original investment	$9,375	$675	$10,050
Equity in earnings (losses) of subsidiaries - 2004	4,807	—	4,807
Equity in earnings (losses) of subsidiaries - 2005	(11,270)	(675)	(11,945)
Equity in earnings (losses) of subsidiaries - 2006	27,700		27,700
Additional investment - 2006	16,949	—	16,949

Investment as of December 31, 2006	47,561	—	47,561
Transfer of stock to an individual	(4,866)	—	(4,866)
Equity in earnings (losses) of subsidiaries - 2007	(15,903)	—	(15,903)

Investment as of November 20, 2007	$26,792	$—	$26,792

The condensed financial position and results of operations of the Company’s unconsolidated subsidiaries as of November 20, 2007 and December 31, 2006 are summarized below:

November 20, 2007

	DMG	Magna	Total
Condensed balance sheet information:
Current assets	$195,096	$96,000	$291,096
Non-current assets	19,503	8,000	27,503

Total assets	$214,599	$104,000	$318,599

Current liabilities	$155,241	$172,000	$327,241
Non-current liabilities	42,551	—	42,551
Equity	16,807	(68,000)	(51,193)

Total liabilities and equity	$214,599	$104,000	$318,599

Condensed statement of operations information:
Net sales	$259,974	$24,000	$283,974

Gross margin	$49,196	$9,000	$58,196

Net loss	$(79,515)	$(2,000)	$(81,515)

December 31, 2006

	DMG	Magna	Total
Condensed balance sheet information:
Current assets	$285,306	$55,928	$341,234
Non-current assets	28,242	1,784	30,026

Total assets	$313,548	$57,712	$371,260

Current liabilities	$163,618	$67,239	$230,857
Non-current liabilities	41,458	—	41,458
Equity	108,472	(9,527)	98,945

Total liabilities and equity	$313,548	$57,712	$371,260

Condensed statement of operations information:
Net sales	$1,017,064	$241,254	$1,258,318

Gross margin	$139,538	$41,859	$181,397

Net income (loss)	$110,799	$(1,908)	$108,891

As of November 20, 2007 and December 31, 2006, the Company’s share of accumulated losses of the Magna amounted to ($2,626) and ($2,226), respectively. The Company would have to recover its share of these accumulated losses in this subsidiary before it could pickup any share of its income.

(6)	Property and equipment:

As of November 20, 2007 and December 31, 2006, property and equipment consisted of:

Description	Years of Useful life	November 20, 2007	December 31, 2006
Building	50 years	$381,828	$399,491
Leasehold improvements	*	1,295,966	1,066,720
Furniture and fixtures	5-10 years	1,016,221	788,657
Computer and communication equipment	3-10 years	3,205,849	2,331,132
Vehicles	5-10 years	373,188	173,936

		6,273,052	4,759,936
Less - Accumulated depreciation and amortization		(2,030,684)	(1,150,067)
Land		150,321	150,321
Construction in progress		—	111,684

Property and equipment, net		$4,392,689	$3,871,874

*	Useful life or lease term, whichever is less.

(7)	Other non-current assets:

As of November 20, 2007 and December 31, 2006, other non-current assets are composed of the following:

	2007	2006
Software, net of amortization	$114,326	$360,895
Due from officer	—	62,725
Deferred assets	679,390	181,100
Prepaid value added tax	2,261,472	—
Other	247,277	405,609

	$3,302,465	$1,010,329

(8)	Bank loans and current portion of debts:

Bank loans and short-term portions of debts as of November 20, 2007 and December 31, 2006 are composed of the following:

	November 20, 2007	December 31, 2006
Lines of credit	$11,997,421	$5,383,369	[See Note (9)]
Current portion of loans payable	3,572,166	1,665,505	[See Note (10)]
Current portion of other installment payable	291,029	175,393	[See Note (11)]
Current portion of obligations under capital leases	236,244	84,938	[See Note (12)]

	$16,096,860	$7,309,205

(9)	Lines of credit:

Desca Corp.

On September 28, 2006, the subsidiaiy obtained a $250,000 operating line of credit. The outstanding amount in the line of credit bears interest at 9.50%. Interest is paid on a monthly basis and principal is due at maturity (one year). The line of credit is guaranteed by the Company’s stockholders and an officer. Balance as of December 31, 2006 amounted to $243,384.

During the period ended November 20, 2007, the subsidiary paid-off the balance of the line of credit and canceled the agreement with the financial institution.

Desca S & S Centroamerica, S.A.

The subsidiary has available a $96,136 line of credit facility with a bank. The outstanding amount in the line of credit bears interest at 9.75%. The line of credit is guaranteed by the subsidiary’s stockholders and a second mortgage on a property owned by a related party. Balance as of December 31, 2006 amounted to $44,222. The same was paid and cancelled during the period ended November 20, 2007.

Desarrollo de Soluciones Especificas, C.A. (DESCA)

As of November 20, 2007 and December 31, 2006, the subsidiary had available $5,012,442 and $2,418,605, respectively, in operating lines of credit with maturity terms less than 360 days, bearing interest at rates between 14% and 20% (14% and 18% in 2006) and secured by the personal guarantee of the president. The outstanding amount as of November 20, 2007 and December 31, 2006 amounted to $5,290,373 and $1,552,326, respectively.

Desca Colombia, S.A.

The subsidiary has available various unsecured lines of credit with local banks with maturity terms between 30 to 360 days and bearing interest at rates between DTF plus 3.5% and DTF plus 7.0% or variable rates between 11% and 13% in 2007 (DTF and 8.10% or variable rates between 9.5% and 12.52% in 2006). Balances due under these unsecured lines of credit as of November 20, 2007 and December 31, 2006 were $6,707,048 and $3,543,437, respectively.

(10)	Loans payable:

Loans payable as of November 20, 2007 and December 31, 2006 consist of:

Description	November 20, 2007	December 31, 2006
Desca Holding LLC
Two short-term loans with major supplier bearing interest at 6.5% and payable in substantially equal and consecutive installments ending October 2008.	$1,649,788	$—
Desca S & S Centroamerica, S.A.
Various short-term loans with local banks with maturity terms less than 360 days and bearing interest at rates between 8.93% and 14.0% (9.74% and 26.50% in 2006). The short-term loans are secured by either of certificate of deposits, accounts receivable, mortgage notes, vehicles and personnal guarantees from the officers and stockholders.	1,026,909	603,749
Various long-term loans with local banks bearing interest at rates from 8.5% to 12% (8.5% to 12.5% in 2006) and maturity dates through July 2015. The long-term loans are secured by a mortgage on real property, vehicles and personal guarantees of the stockholders.	383,857	436,090

Subtotal	$3,060,554	$1,039,839

Subtotal from prior page	$3,060,554	$1,039,839

Desarrollo de Soluciones Especificas, C.A. (DESCA)
Unsecured long-term debt with major supplier bearing interest at 7.83% and payable in 36 monthly installments through 2007.	—	958,293
Two long-term loans with local banks bearing interest at market rates, varying from 16% and 17% (14% to 18% in 2006), with maturities in 2008 and 2010 and secured by the personal guarantee of the subsidiary’s president.	975,930	129,291

	4,036,484	2,127,423
Less- current portion [See Note (8)]	(3,572,166)	(1,665,505)

Long-term portion	$464,318	$461,918

Minimum principal payments of the above debt for each of the next five years and thereafter through maturity are summarized below:

November 20,	Amount
2008	$3,572,166
2009	124,339
2010	113,090
2011	73,435
2012 and thereafter	153,454

$4,036,484

(11)	Other installment payable:

Desca Corp.

In connection with the network support and maintenance services agreement described in Note (2), the subsidiary entered into a service agreement with its principal supplier to fulfill the commitment. The agreement provides for a down payment of $266,388, an initial payment of $66,868 and eleven (11) quarterly payments of $66,073, discounted at 8.25% starting in January 2006 and ending in October 2008.

In January 2007, the supplier increased the quarterly payments to $76,547, increasing the amount due on this agreement by $67,623.

Future payments on this other installment payable amounts to $291,029 and are due during the year 2008.

(12)	Obligations under capital leases:

As of November 20, 2007 and December 31, 2006, the subsidiary has property and equipment under non-cancelable capital leases with a cost of $895,072 and $254,819, respectively. Accumulated amortization and depreciation expense as of November 20, 2007 and for the period then ended and as of and for the year December 31, 2006 was $250,461 and $85,729 and $164,733 and $63,979, respectively.

The following is a schedule of future minimum lease payments under these leases, together with the present value of the net minimum lease payments:

Year Ending November 20,	Amount
2008	$290,529
2009	247,932
2010	131,455
2011	69,639
2012	38,804

Total minimum lease payments	778,359
Less: amount representing interest	(133,650)

Present value of future minimum lease payments	644,709
Less: current portion [See Note (8)]	(236,244)

Long-term portion	$408,465

(13)	Other loan payable:

On October 2, 2007, the Company entered into a credit agreement with Elandia International, Inc. (Elandia), pursuant to which Elandia loaned the Company the principal amount of $5,000,000. The loan is evidenced by a secured promissory note that bears interest at an annual rate of 10% and has a maturity date, subject to earlier payment under certain circumstances, of no later than June 30, 2008. The loan is secured by substantially all of the Company’s assets, as well as the pledge by the Company of all shares of the capital stock of Desca Corp. In addition, the loan is secured by the pledge of 100% of the membership interests and other rights, title and interests in the Company held by the Chief Executive Officer (CEO). Lastly, the loan is secured by the personal guaranty of the CEO of all of the obligations of the Company to Elandia under the terms of the credit agreement and all of the other documents executed in connection with or related to the loan.

The proceeds of the loan are to be used solely for the following purposes:

(i)	to pay off a loan by and between Desca, Corp. and Regions Bank in the approximate amount of $250,000

(ii)	to pay deposits, issue standby letters of credit and make any other ordinary course of business payments necessary to satisfy the Company’s customer purchase orders, and

(iii)	for working capital purposes.

Subsequent to November 20, 2007, the loan was converted to Desca’s member units and all interest accrued was condoned.

(14)	Income taxes:

Desca Colombia S.A.

The subsidiary is subject to Colombian income tax at a rate of 35% for current year taxable income and a 3.5% surtax. If the subsidiary has losses, the presumptive income form is used to calculate the income tax. This form consists of applying the tax rate (34%) to the 3% of the fiscal equity of the previous fiscal year.

The subsidiary’s actual provision for income taxes for the period ended November 20, 2007 and the year ended December 31, 2006 differs from the theoretical income tax provision as a result of the following factors:

	November 20, 2007	December 31, 2006
Net loss before taxes	$(634,197)	$710,640

Income tax expense at statutory rate applied to the income reflected for financial statement purposes	$—	$273,596
Tax effect on non-deductible expenses and	—	116,439
Presumptive income tax (34%)	17,519	—
Tax effect on foreign currency translation	—	69,596
Tax effect on other miscellaneous items	(34,313)	20,092

(Benefit) Provision for income taxes	$(16,794)	$479,723

The taxes declared in previous years are subject to review and acceptance by the tax authorities. In accordance with the Colombian regulation taxes, the tax authorities have two (2) years to review the tax declared, from the moment that the declaration is presented. The subsidiary’s management believes that the declaration would not present important differences as result of the mentioned review.

Descaserv Ecuador S.A.

The subsidiary’s provision for income tax for the period ended November 20, 2007 was calculated as follows:

Net taxable income	$77,056
Tax rate	25%

Provision for income tax	$19,264

As provided by the Ecuadorian tax law, the tax authorities have the faculty to review the subsidiaiy’s tax declarations within three years from the date the declaration is presented. The subsidiary’s management believes that the declaration would not present important differences as result of the mentioned review.

Desca S & S Centroamerica, S.A.

As provided by the Costa Rican income tax law, the subsidiary must present its annual income tax declaration for the twelve (12) months period ended September 30. The difference between the provision for income tax and the amount resulting from the application of the tax rate to the net earnings before provision for income tax (expected tax) for the period ended November 20, 2007 and December 31, 2006 reconcile as follows:

	November 20, 2007	December 31, 2006
Expected tax on net earnings before provision for income taxes	$39,692	$46,883
Plus (less) net effect of:
Non-deductible expenses	7,004	(204,651)
Results for the three-month period ended December 31, 2006	—	173,898

Provision for income tax	$46,696	$16,130

In accordance with Costa Rican regulations, the tax authorities have three (3) years to review the tax declared, from the moment that the declaration is presented. The subsidiary’s management believes that the declaration would not present important differences as result of the mentioned review.

Desca Corp.

Desca Corp.’s taxable income is subject to Florida state income tax at tax rates provided by the Florida Income Tax Code. The subsidiary is also subject to federal income taxes as provided by the United States Internal Revenue Service.

Deferred taxes result from the future tax consequences of temporary differences between the amounts of certain assets and liabilities as recorded for tax and financial accounting purposes. Deferred tax liability resulting from these temporary differences amounts to $10,216 in 2007 and 2006.

As of November 20, 2007, the Company had available net operating losses amounting to $206,634 to be used to offset future taxable income through 2022. No deferred tax asset was recorded due to the uncertainty in the future utilization of such losses.

Desarrollo de Soluciones Especificas, C.A. (DESCA)

The subsidiary is subject to Venezuelan income tax at a rate of 34%. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the subsidiary’s assets and liabilities. The deferred tax asset resulting from these temporary differences amounts to $267,061.

The subsidiary’s actual provision for income taxes for the period ended November 20, 2007 and the year ended December 31, 2006 differs from the theoretical income tax provision as a result of the following factors:

	November 20, 2007	December 31, 2007
Net income before taxes	$1,280,296	$1,362,178

Income tax expense at statutory rate applied to the income reflected for financial statement purposes	$435,301	$463,141
Tax reduction for new investments	(31,645)	(105,170)
Effect of temporary differences between book and tax income	(114,880)	(246,379)
Tax effect on non-deductible expenses and provisions	544,831	559,684
Tax effect on foreign currency translation	57,965	(174,361)

Provision for income taxes	$891,572	$496,915

Servidesca Mexico, S. de R.L. de C.V.

Deferred taxes result from the future consequences of temporary differences between the amounts of certain assets and liabilities recorded for tax and financial statement purposes and operating loss carry-forwards. In the case of the subsidiary, such amounts consist mainly of temporary differences with respect to the allowance for bad debts, the accrual for social security, the available net operating loss carry-forwards, and others.

As of November 20, 2007, the subsidiary had a net deferred tax asset of $211,920. A valuation allowance for the same amount was established due to the uncertainty of the future realization of such losses.

Consolidated provision for income tax for the period ended November 20, 2007 and the year ended December 31, 2006 amounts to $940,738 and $992,768, respectively.

(15)	Commitments:

Desca Corp.

(a)	The subsidiary operates its administrative activities in facilities owned by an unrelated third party. The five-year lease provided for monthly basic rental payments of $3,550 in 2006. In 2007, the office space was expanded and the monthly payment amounts to $4,093 and shall be increased each year to an amount equal to the monthly rent for the prior year plus three percent (3%). Rent expense for the period ended November 20, 2007 and the year ended December 31, 2006 was $42,036 and $43,896, respectively.

Minimum lease payments for the next five years are as follows

Year Ending November 20,	Amount
2008	$50,469
2009	51,989
2010	53,546
2011	55,150
2012	4,607

Total	$215,761

(b)	In December 2005 the subsidiary entered into a 12-month lease agreement with an unrelated third party for the rental of space for the electronic equipment. The agreement provides for a monthly rent of $1,500 plus seven percent (7%) of taxes and was renewed for an additional 12-month period. Rent expense for the period ended November 20, 2007 and the year ended December 31, 2006 amounted to $9,196 and $19,260, respectively.

Desca Colombia, S.A.

The subsidiary operates its administrative activities in facilities owned by unrelated third parties. The five-year lease provides for monthly basic rental payments of $18,412 up to September 15, 2010. Rent expense for the period ended November 20, 2007 and the year ended December 31, 2006 was $203,604 and $220,944, respectively.

Minimum lease payments for the next three years are as follows:

Year Ending November 20,	Amount
2008	$244,608
2009	244,608
2010	203,840

Total	$693,056

Descaserv Ecuador, S.A.

The subsidiary entered into three real estate lease agreements which provides for monthly rent payments of $1,809 ending in May, April and July 2008. Rent expense for the period ended November 20, 2007 amounted to $19,525.

Minimum lease payments for 2008 amount to $11,336.

Desarrollo de Soluciones Especificas, C.A. (DESCA)

In 2006, the subsidiary entered into an agreement with an unrelated third party for the leasing of its office facilities. The five-year lease provides for monthly basic rental payments of $26,351 up to February 2011. Rent expense for the period ended November 20, 2007 and the year ended December 31, 2006 was $539,442 and $79,052, respectively.

Minimum lease payments for the next four years are as follows:

Year Ending November 20,	Amount
2008	$339,460
2009	353,038
2010	367,160
2011	63,641

Total	$1,123,299

Desca S & S Centroamerica, S.A.

In 2006, the subsidiary entered into two agreements with unrelated third parties for the leasing of two real estate properties. The three-year leases provide for monthly basic rental payments of $1,690 up to July and August 2009. Rent expense for the period ended November 20, 2007 and the year ended December 31, 2006 was $26,273 and $8,346, respectively.

On January 1, 2008, the subsidiary entered into a four-year lease agreement with an unrelated third party for office premises. The lease agreement provides $11,256 monthly payments during the first year, and additional 4% annual increases.

Minimum lease payments for the next five years are as follows:

Year Ending November 20,	Amount
2008	$144,096
2009	128,769
2010	133,919
2011	139,276
2012	144,847

Total	$690,907

Servidesca de Mexico, S. De R.L. de C.V

The subsidiary entered into a 10-year lease agreement for the leasing of its offices facilities. The agreement provide for monthly payments of $5,000 through 2015. Rent expense for the period ended November 20, 2007 and the year ended December 31, 2007 amounted to $117,504 and $91,427, respectively.

Minimum lease payments for the next five years are as follows:

Year Ending November 20,	Amount
2008	$60,000
2009	60,000
2010	60,000
2011	60,000
2012	60,000

Total	$300,000

Consolidated minimum lease payments for the next five years are as follows:

Year Ending November 20,	Amount
2008	$849,969
2009	838,404
2010	818,465
2011	318,067
2012	209,454

Total	$3,034,359

(16)	Contingencies:

The Company is subject to legal proceedings and claims, which have arisen in the ordinary course of its business activities and have not been finally resolved. These actions, when ultimately concluded and determined, in the opinion of management, are not expected to have a material adverse effect upon the financial position and results operations the Company.

Desca S & S Centroamerica, S.A.

(a)	As of November 20, 2007 and December 31, 2006, the subsidiary is contingently liable as guarantor with respect to $7,756 and $44,680, respectively, of indebtedness of a related party.

(b)	The subsidiary is contingently liable to sureties in respect of performance and payment bonds issued by the sureties (local banks) in connection with certain contracts entered into by the subsidiaiy and governmental agencies in the normal course of its business activities. The subsidiary has agreed to indemnify the sureties for any payments made by them in respect of such bonds. Total contingent amount as of November 20, 2007 and December 31, 2006 was $211,940 and $313,814, respectively.

(17)	Minority interest:

Minority interest represents the minority stockholders’ proportionate share of the equity of the subsidiaries described in Note (1). The Company’s ownership requires that the subsidiaries’ operations be included in the consolidated financial statements. The equity interest of the subsidiaries that is not owned by the Company is shown as “Minority Interest” in the consolidated balance sheet and consolidated statement of operations.

(18)	Segment information:

The Company’s subsidiaries operate in a single business segment that includes the integration of networks and telecommunications solutions specializing in computer services cycle for networks. The following table summarizes the Company’s revenues and long-lived assets in the geographic locations:

	November 20, 2007	December 31, 2006
Revenues:
Venezuela	$36,221,717	$25,219,551
Colombia	20,193,120	16,802,216
Mexico	3,898,330	3,697,977
Costa Rica	6,985,396	4,663,927
Ecuador	2,127,394	428,352
Panama	189,162	—
United States of America	3,617,123	3,141,156

	$73,232,242	$53,953,179

Long-lived assets:
Venezuela	$2,380,598	$2,402,422
Colombia	747,376	535,865
Mexico	59,794	70,938
Costa Rica	731,995	695,985
Ecuador	34,080	43,578
Panama	5,898	—
United States of America	432,948	123,086

	$4,392,689	$3,871,874

ELANDIA INTERNATIONAL, INC. AND SUBSIDIARIES

INTRODUCTION TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The accompanying unaudited pro-forma condensed consolidated financial statements give effect to the following acquisition transaction and related financing.

Credit Agreement with SIBL

Effective October 2, 2007, we entered into a Credit Agreement (the “Stanford Credit Agreement”) with Stanford International Bank, Ltd. (“SIBL”), pursuant to which SIBL loaned us the principal sum of $5,500,000. The loan was evidenced by a secured promissory note bearing interest at an annual rate of 10% and had a maturity date, subject to earlier payment under certain circumstances, of no later than June 30, 2008. The loan was secured by the assignment by us to SIBL of all of our right, title, and interest under the documents evidencing the loan to Desca Holding, LLC, a Delaware limited liability company (“Desca”), referred to below. Of the proceeds of the loan, $5,000,000 was used to make the loan to Desca and the remaining $500,000 was used to pay certain expenses.

Loan to Desca

Effective October 2, 2007, we entered into a Credit Agreement (the “Desca Credit Agreement”) with Desca, pursuant to which we loaned to Desca the principal sum of $5,000,000. The loan was evidenced by a secured promissory note bearing interest at an annual rate of 10% and had a maturity date, subject to earlier payment under certain circumstances, of no later than June 30, 2008. The loan was secured by substantially all of the assets of Desca, as well as the pledge by Desca of all shares of the capital stock of Desca, Corp., a Florida corporation, held by Desca, representing a 90% interest in such corporation. In addition, the loan was secured by the pledge of 100% of the membership interests and other rights, title and interests in Desca then held by Jorge Enrique Alvarado Amado, Chief Executive Officer of Desca (“Alvarado”). Lastly, the loan was secured by the personal guaranty of Alvarado of all of the obligations of Desca to eLandia under the terms of the Desca Credit Agreement and all other documents executed in connection with or related to the loan.

The proceeds of the loan to Desca were to be used solely for the following purposes:

(i)	to pay off a loan by and between Desca, Corp. and Regions Bank in the approximate amount of $250,000;

(ii)	to pay deposits, issue standby letters of credit and make any other ordinary course of business payments necessary to satisfy Desca’s customer purchase orders; and

(iii)	for working capital purposes.

Sale of Series B Preferred Stock

Effective November 21, 2007, we entered into a Purchase Agreement (the “Purchase Agreement”) with SIBL, pursuant to which SIBL agreed to purchase from us, for an aggregate purchase price of $35,000,000 (i) up to 5,185,185 shares of our Series B Preferred Stock; and (ii) warrants granting to SIBL, and/or its assigns, the right to purchase up to 3,638,000 shares of our common stock. The shares of Series B Preferred Stock were, at the option of SIBL, convertible, in whole or in part, into shares of our common stock at an initial conversion price of $6.75 per share. The warrants were exercisable by SIBL and its assigns for five years and have an exercise price of $0.001 per share.

The proceeds received in this financing transaction were used solely to:

(i)	reimburse SIBL all of its fees and transaction expenses incurred in connection with the Purchase Agreement;

(ii)	acquire a majority ownership and controlling interest in eLandia/Desca Holdings, LLC (f/k/a Bella Durmiente, LLC), a Delaware limited liability company (“eLandia/Desca Holdings”) pursuant to the Amended Unit Purchase Agreement (as defined below); and

(iii)	provide up to $6,000,000 for our general working capital needs.

Further, Desca was to use the proceeds from the sale of the Series A Preferred Units (as described below) as follows:

(i)	up to $5,000,000 to fund the purchase of existing ownership interests in Desca from its existing members;

(ii)	$4,000,000 to fund Desca’s capital expenditures (managed services, mobile readiness, public sector);

(iii)	$5,000,000 for Desca’s general working capital purposes; and

(iv)	$12,000,000 to fund Desca’s future expansion.

During the fourth quarter of 2007, we received aggregate gross proceeds of $32,000,000 (including the conversion of the $5,500,000 Stanford Credit Agreement), in exchange for the issuance to SIBL of 4,740,741 shares of our Series B Preferred Stock at $6.75 per share and warrants to purchase up to 3,638,000 shares of our common stock.

In connection with this transaction, we paid issuance costs totaling $2,952,860, which includes: (i) $2,450,000 of cash paid for fees to Stanford Group Company (“SGC”); (ii) $233,231 of cash paid for legal and other costs; and (iii) $269,629 for the fair value of 259,259 common stock purchase warrants issued to SGC as an advisory fee. The warrants are exercisable for five years at an exercise price of $6.75 per share.

Investment in Desca

As of October 2, 2007, eLandia, Desca, eLandia/Desca Holdings, and Alvarado, executed a Preferred Unit Purchase Agreement (the “Unit Purchase Agreement”), pursuant to which eLandia agreed to purchase Series A Preferred Units of eLandia/Desca Holdings for an aggregate purchase price of $26 million, which units represented 70% of the issued and outstanding membership interests of eLandia/Desca Holdings. eLandia/Desca Holdings was created for purposes of the Unit Purchase Agreement transaction. Upon the closing of the Unit Purchase Agreement, Alvarado concurrently agreed to contribute all of his membership interests in Desca to eLandia/Desca Holdings so that at that time of closing, eLandia/Desca Holdings would own all of the outstanding membership interests of Desca.

Effective November 20, 2007, we entered into an amendment to the Unit Purchase Agreement (the “Amended Unit Purchase Agreement”) at which time we consummated our acquisition of membership interests representing 70% of eLandia/Desca Holdings. Pursuant to the terms of the Amended Unit Purchase Agreement, certain conditions precedent to closing our acquisition of the membership interests representing 70% of eLandia/Desca Holdings were waived, including the requirement to complete our ongoing internal investigation of our subsidiary, Latin Node, Inc. (“Latin Node”), which has preliminarily revealed certain payments made by Latin Node, prior to its acquisition by eLandia, that may have been made in violation of the FCPA (the “FCPA matter”). Also pursuant to the Amended Unit Purchase Agreement, the payment of the $26 million purchase price to eLandia/Desca Holdings was modified to provide for: (a) the payment of $14,000,000 at closing (inclusive of the conversion of $5 million under the Desca Credit Agreement), and (b) the payment of $12,000,000 on or prior to December 28, 2007. Unless converted earlier by us, each Series A Preferred Unit will convert into one common unit on the third anniversary of the closing of the Unit Purchase Agreement.

Under the Amended Unit Purchase Agreement, Desca is obligated to make additional contingent payments of up to $4.0 million over a two-year period (commencing on the closing date) based upon the achievement of certain revenue and EBITDA performance targets. The performance targets are based on revenue and EBITDA forecasts agreed to by Desca and Alvardo. The payment of any contingent amount is subject to eLandia/Desca Holdings achieving a minimum percentage threshold of 75% of the applicable revenue and EBITDA targets for the corresponding period. Once this threshold amount is satisfied, Desca is entitled to a percentage of the contingent payment ranging from 50% to 100%. Such payments are payable quarterly during the two-year period over which the performance targets are being measured. The earn-out award is to be calculated, subject to adjustment, based upon the cumulative effect of achieved revenue and EBITDA performance targets during the applicable earn-out period. Determination and notification of the EBITDA earn-out shall be provided to Alvarado within 15 days after the end of each earn-out period.

Concurrent with the closing of our investment in eLandia/Desca Holdings, we entered into a Limited Liability Company Agreement with Alvarado. This agreement governs the relationship between the members of eLandia/Desca Holdings and provides, among other things, for certain put and call rights. Pursuant to a put right, Alvarado may require, at any time commencing on the 24 month anniversary of the Limited Liability Company Agreement and ending on the 60 month anniversary thereof, that we purchase his interest in eLandia/Desca Holdings for cash at a purchase price determined by an independent valuation firm designated by eLandia/Desca Holdings (by the unanimous vote of its Board of Managers). Pursuant to the call right, we can require that Alvarado, at any time commencing on the 24 month anniversary of the Limited Liability Company Agreement and ending on the 60 month anniversary thereof, sell us his interest in eLandia/Desca Holdings for cash at a sale price determined by an independent valuation firm designated by eLandia/Desca Holdings (by the unanimous vote of its Board of Managers). If, after the 60 month anniversary of the Limited Liability Company Agreement, neither the put right, nor the call right have been exercised, the purchase of the remaining membership interests representing the 30% of eLandia/Desca Holdings not owned by us shall be mandatory for cash at a purchase price determined by an independent valuation firm designated by eLandia/Desca Holdings (by the unanimous vote of its Board of Managers) As a result of these put and call rights and obligations, we have consolidated 100% of eLandia/Desca Holdings and have not recorded any minority interest.

In connection with the acquisition of the Series A Preferred Units of eLandia/Desca Holdings, eLandia incurred a total of $682,702 in acquisition costs which have been capitalized and made part of the purchase price of eLandia/Desca Holdings.

Pro Forma Financial Statements

The unaudited pro forma condensed consolidated balance sheet combines the balance sheets of eLandia and Desca as if the acquisition were consummated on September 30, 2007. The unaudited pro forma condensed consolidated statements of operations combine the results of operations of eLandia and Desca for the nine months ended September 30, 2007 and for the year ended December 31, 2006 as if the acquisition were consummated on the first day of each of those periods.

The unaudited pro forma condensed consolidated financial statements have been prepared from information derived from, and should be read in conjunction with, the financial statements of eLandia, as filed on Form 10-Q/A as of September 30, 2007 and for the three and nine months then ended and on Form 10-K/A as of and for the year ended December 31, 2007 filed with the Securities and Exchange Commission, and the historical financial statements of Desca. This pro forma financial information is being provided solely for information purposes and is not necessarily indicative of the consolidated financial position or the consolidated results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

The unaudited pro forma condensed consolidated financial statements reflect that eLandia is the accounting acquirer and the acquisition is accounted for under the purchase method of accounting in accordance with Statement of Financial Standards (“SFAS”) No. 141 “Business Combinations.” Accordingly, the unaudited pro forma condensed consolidated financial statements reflect that the purchase price has been preliminarily allocated to the acquired assets and assumed liabilities using a good faith estimate of fair values. The estimated fair values for the tangible assets and liabilities were equal to the historical carrying values at the date of the acquisition. The existing customer base, contract rights, and trade names identified as intangible assets were assigned preliminary values of $7.2 million, $4.0 million and $2.0 million, respectively on the unaudited pro forma condensed consolidated financial statements.

The purchase price adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purposes of developing such pro forma condensed consolidated financial statements. Although we have made a good faith attempt to allocate the purchase price of the acquisition to the acquired assets, it is possible that the final fair values could be materially different.

We anticipate incurring increased expenses related to our expected new corporate management, increased costs associated with being a public company, and increased expenses in connection with coordinating the integration of the entity acquired. We also expect to put in place certain cost cutting programs which may offset some of these additional costs. We have not yet quantified these costs and savings and as such, they have not been included in the unaudited pro forma condensed consolidated financial information.

ELANDIA INTERNATIONAL, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2007

(UNAUDITED)

	eLandia (a)	Desca (b)	Pro Forma Adjustments		Pro Forma Consolidated
	(Unaudited)	(Unaudited)			(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$2,301,497	$1,852,972	$5,500,000	(c)	$28,471,238
			(5,000,000	)(d)
			(21,000,000	)(g)
			26,500,000	(e)
			(2,683,231	)(f)
			21,000,000	(h)
Accounts Receivable, Net	18,929,607	15,108,838			34,038,445
Other Receivables	—	5,991,822			5,991,822
Inventories	4,077,138	12,781,245			16,858,383
Prepaid Expenses	3,139,369	2,986,508			6,125,877
Other Current Assets	1,257,080	439,305			1,696,385
Deposits to Suppliers	—	2,060,833			2,060,833
Deferred Tax Asset – Current Portion	1,134,185	26,614			1,160,799

Total Current Assets	30,838,876	41,248,137	24,316,769		96,403,782

Restricted Cash	20,165	—			20,165
Deferred Acquisition Costs – Desca	339,188	—	343,514	(g)	—
			(682,702	)(g)
Property, Plant and Equipment, Net	12,396,810	4,376,066			16,772,876
Deferred Tax Asset	—	267,061			267,061
Due from Affiliates	41,393	—	5,000,000	(d)	41,393
			(5,000,000	)(g)
Security Deposits	643,312	1,324,071			1,967,383
Telecommunications Licenses and Agreements	3,630,000	—			3,630,000
Telecommunications Licenses and Agreements – Held for Sale	445,743	—			445,743
Customer Lists, Net	2,300,186	123,517	7,179,900	(g)	9,603,603
Contract Rights, Net	2,477,699	—	4,000,000	(g)	6,477,699
Deferred Financing Costs, Net	3,475,428	819,320			4,294,748
Trade Names	—	—	2,000,000	(g)	2,000,000
Goodwill	12,931,575	—			12,931,575
Other Assets	—	550,676			550,676
Investment in Desca	—	—	20,421,640	(g)	—
			(20,421,640	)(i)
Investment in Joint Ventures and Other	530,884	47,561			578,445

Total Assets	$70,071,259	$48,756,409	$37,157,481		$155,985,149

ELANDIA INTERNATIONAL, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2007

(UNAUDITED)

	eLandia (a)	Desca (b)	Pro Forma Adjustments		Pro Forma Consolidated
	(Unaudited)	(Unaudited)			(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities
Accounts Payable	$11,771,991	$14,710,163			$26,482,154
Trade Note Payable	—	7,894,646			7,894,646
Accrued Expenses	11,010,885	3,269,019	343,514	(g)	14,623,418
Current Portion of Long-Term Debt and Capital Lease Obligations	7,530,233	13,061,801			20,592,034
Income Taxes Payable	305,949	400,651			706,600
Notes Payable - Current Portion	916,668	2,584,320			3,500,988
Customer Advances	811,383	—			811,383
Deferred Revenue	1,197,400	523,384			1,720,784
Deferred Gain on Sale Leaseback – Related Party	297,056	—			297,056
Customer’s Deposits	—	5,033,836			5,033,836
Liabilities from Discontinued Operations	1,287,123	—			1,287,123

Total Current Liabilities	35,128,688	47,477,820	343,514		82,950,022

Long-Term Liabilities
Long-Term Debt and Capital Lease Obligations	851,542	1,649,946			2,501,488
Long-Term Debt - Convertible - Related Party, Net of Discount	26,577,568	—	5,500,000	(c)	26,577,568
			(5,500,000	)(e)
Accrued Interest - Related Party	1,803,280	—			1,803,280
Notes Payable, Net of Current Portion	4,583,332	—			4,583,332
Deferred Tax Liability	39,157	10,216			49,373
Deferred Gain on Sale Leaseback, Net of Current Portion – Related Party	386,095	—			386,095
Minority Interest Purchase Price Obligation	896,857	—	6,918,838	(g)	7,815,695
Warrant Liability	240,446	—			240,446

Total Long-Term Liabilities	35,378,277	1,660,162	6,918,838		43,957,277

Total Liabilities	70,506,965	49,137,982	7,262,352		126,907,299

Commitments and Contingencies

Minority Interest	1,417,964	196,787			1,614,751

Stockholders’ Equity (Deficiency)
Common Stock, $.00001 par value; 50,000,000 shares authorized; 13,516,315 shares issued and outstanding at September 30, 2007	135	—			135

Series A Preferred Units	—	—	21,000,000	(h)	—
			(21,000,000	)(i)
Series B Convertible Preferred Stock, $0.00001 Par Value; 5,185,185 Shares Authorized; 4,740,741 Shares Issued and Outstanding at September 30, 2007	—	—	32,000,000	(e)	29,316,769
			(2,683,231	)(f)
Additional Paid-In Capital	48,595,521	804,919	(804,919	)(i)	48,595,521
Accumulated Deficit	(50,348,611)	(1,383,279)	1,383,279	(i)	(50,348,611)
Accumulated Other Comprehensive Loss	(100,715)	—			(100,715)

Total Stockholders’ Equity (Deficiency)	(1,853,670)	(578,360)	29,895,129		27,463,099

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$70,071,259	$48,756,409	$37,157,481		$155,985,149

ELANDIA INTERNATIONAL, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

(UNAUDITED)

	eLandia (j)	Desca (k)	Pro Forma Adjustments	Pro Forma Consolidated
	(Unaudited)	(Unaudited)		(unaudited)
REVENUE	$79,292,617	$50,506,447		$129,799,064
COSTS AND EXPENSES
Cost of Revenue	57,272,068	37,495,619		94,767,687
Operating Expenses	8,310,525	—		8,310,525
General and Administrative Expenses	14,396,686	13,314,230		27,710,916
Portion of Purchase Price Charged Upon Acquisition of Latin Node	20,626,802	—		20,626,802
Depreciation and Amortization	2,134,273	640,602		2,774,875
Amortization – Intangible Assets	1,334,301	318,022	2,471,231 (l)	4,123,554

Total Costs and Expenses	104,074,655	51,768,473	2,471,231	158,314,359

OPERATING LOSS	(24,782,038)	(1,262,026)	(2,471,231)	(28,515,295)
OTHER (EXPENSE) INCOME
Interest Expense and Other Financing Costs	(3,696,940)	(1,745,806)		(5,442,746)
Interest Income	606,699	238,905		845,604
Other	207,327	(59,019)		148,308
Gain on Sale Leaseback – Related Party	252,539	—		252,539
Gain on Sale of Telecommunications License	1,842,875	—		1,842,875
Foreign Exchange Gain	491,738	(21,282)		470,456

Total Other Income (Expense)	(295,762)	(1,587,202)	—	(1,882,964)

NET LOSS BEFORE INCOME TAX	(25,077,800)	(2,849,228)	(2,471,231)	(30,398,259)
Income Tax Expense	(819,701)	(408,457)		(1,228,158)
Minority Interest in Net Profit After Tax	(773,468)	223,177		(550,291)

LOSS FROM CONTINUING OPERATIONS	(26,670,969)	(3,034,508)	(2,471,231)	(32,176,708)
INCOME FROM DISCONTINUED OPERATIONS	21,133	—		21,133

NET LOSS	$(26,649,836)	$(3,034,508)	$(2,471,231)	$(32,155,575)

Basic and Diluted Loss from Continuing Operations per Common Share	$(2.01)			$(2.43)
Basic and Diluted Loss from Discontinued Operations per Common Share	—			—

Basic and Diluted Net Loss per Common Share	$(2.01)			$(2.43)

Weighted Average Number of Shares Outstanding, Basic and Diluted	13,233,831			13,233,831

ELANDIA INTERNATIONAL, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(UNAUDITED)

	eLandia (m)	Desca (n)	Pro Forma Adjustments	Pro Forma Consolidated
	(Audited)	(Audited)		(unaudited)
REVENUE	$48,034,599	$53,953,179		$101,987,778
COSTS AND EXPENSES
Cost of Revenue	24,567,666	40,771,928		65,339,594
Operating Expenses	9,229,143	—		9,229,143
General and Administrative Expenses	13,171,329	9,706,521		22,877,850
Depreciation and Amortization	2,338,809	1,179,311		3,518,120
Amortization – Intangible Assets	1,630,813	—	3,294,975 (o)	4,925,788

Total Costs and Expenses	50,937,760	51,657,760	3,294,975	105,890,495

OPERATING LOSS	(2,903,161)	2,295,419	(3,294,975)	(3,902,717)
OTHER (EXPENSE) INCOME
Interest Expense and Other Financing Costs	(742,937)	(1,017,104)		(1,760,041)
Other	46,292	418,105		464,397
Gain on Sale Leaseback – Related Party	326,454	—		326,454
Foreign Exchange Gain	442,579	—		442,579

Total Other Income (Expense)	72,388	(598,999)	—	(526,611)

NET LOSS BEFORE INCOME TAX	(2,830,773)	1,696,420	(3,294,975)	(4,429,328)
Income Tax Expense	(1,079,490)	(992,768)		(2,072,258)
Minority Interest in Net Profit After Tax	(1,201,744)	179,021		(1,022,723)

LOSS FROM CONTINUING OPERATIONS	(5,112,007)	882,673	(3,294,975)	(7,524,309)
LOSS FROM DISCONTINUED OPERATIONS	(8,188)	—		(8,188)

NET LOSS	$(5,120,195)	$882,673	$(3,294,975)	$(7,532,497)

Basic and Diluted Loss from Continuing Operations per Common Share	$(0.41)			$(0.60)
Basic and Diluted Loss from Discontinued Operations per Common Share	—			—

Basic and Diluted Net Loss per Common Share	$(0.41)			$(0.60)

Weighted Average Number of Shares Outstanding, Basic and Diluted	12,579,198			12,579,198

ELANDIA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Pro Forma Adjustments

Pro Forma Condensed consolidated Balance Sheet – September 30, 2007

a.	Derived from the unaudited interim condensed consolidated balance sheet of eLandia International, Inc. and Subsidiaries (“eLandia”) as of September 30, 2007 as filed on Form 10-Q/A with the SEC.

b.	Derived from the unaudited balance sheet of Desca Holding, Inc. and Subsidiaries (“Desca”) as of September 30, 2007.

c.	Effective October 2, 2007, eLandia entered into a Credit Agreement (the “Stanford Credit Agreement”) with Stanford International Bank, Ltd. (“SIBL”), pursuant to which SIBL loaned eLandia the principal sum of $5,500,000. The loan was evidenced by a secured promissory note bearing interest at an annual rate of 10% and had a maturity date, subject to earlier payment under certain circumstances, of no later than June 30, 2008. The loan was secured by the assignment by eLandia to SIBL of all of its rights, title, and interest under the documents evidencing the loan to Desca referred to below.

d.	Effective October 2, 2007, eLandia entered into a Credit Agreement (the “Desca Credit Agreement”) with Desca, pursuant to which eLandia loaned to Desca the principal sum of $5,000,000. The loan was evidenced by a secured promissory note bearing interest at an annual rate of 10% and had a maturity date, subject to earlier payment under certain circumstances, of no later than June 30, 2008. The loan was secured by substantially all of the assets of Desca, as well as the pledge by Desca of all shares of the capital stock of Desca, Corp., a Florida corporation, held by Desca, representing a 90% interest in such corporation. In addition, the loan was secured by the pledge of 100% of the membership interests and other rights, title and interests in Desca then held by Desca’s Chief Executive Officer, Jorge Enrique Alvarado Amado (“Alvarado”). Lastly, the loan was secured by the personal guaranty of Alvarado of all of the obligations of Desca to eLandia under the terms of the Desca Credit Agreement and all other documents executed in connection with or related to the loan.

e.	Effective November 21, 2007, eLandia entered into a Purchase Agreement (the “Purchase Agreement”) with SIBL, pursuant to which SIBL agreed to purchase from eLandia, for an aggregate purchase price of $35,000,000 (i) up to 5,185,185 shares of eLandia’s Series B Preferred Stock; and (ii) warrants granting to SIBL, and/or its assigns, the right to purchase up to 3,638,000 shares of eLandia common stock. The shares of Series B Preferred Stock were, at the option of SIBL, convertible, in whole or in part, into shares of eLandia common stock at an initial conversion price of $6.75 per share. During the fourth quarter of 2007, eLandia received aggregate gross proceeds of $32,000,000 (including the conversion of the $5,500,000 Stanford Credit Agreement), in exchange for the issuance to SIBL of 4,740,741 shares of Series B Preferred Stock at $6.75 per share and warrants to purchase up to 3,638,000 shares of eLandia common stock.

f.	In connection with the acquisition of the Series B Preferred Stock, eLandia paid issuance costs totaling $2,952,860, which included: (i) $2,450,000 of cash paid for fees to Stanford Group Company (“SGC”); (ii) $233,231 of cash paid for legal and other costs; and (iii) $269,629 for the fair value of 259,259 common stock purchase warrants issued to SGC as an advisory fee; resulting in a net decrease in eLandia’s Series B Convertible Preferred Stock of $2,683,231.

g.	On October 2, 2007, eLandia, Desca, eLandia/Desca Holdings, and Alvarado, executed a Unit Purchase Agreement (the “Unit Purchase Agreement”), pursuant to which eLandia agreed to purchase Series A Preferred Units of eLandia/Desca Holdings for an aggregate purchase price of $26 million (including conversion of the Desca Credit Agreement in the amount of $5,000,000) which units represented 70% of the issued and outstanding membership interests of eLandia/Desca Holdings.

On November 20, 2007, concurrent with the closing of our investment in eLandia/Desca Holdings, we entered into a Limited Liability Company Agreement with Alvarado. This agreement governs the relationship between the members of eLandia/Desca Holdings and provides, among other things, for certain put and call rights. Pursuant to a put right, Alvarado may require, at any time commencing on the 24 month anniversary of the Limited Liability Company Agreement and ending on the 60 month anniversary thereof, that we purchase his interest in eLandia/Desca Holdings for cash at a purchase price determined by an independent valuation firm designated by eLandia/Desca Holdings (by the unanimous vote of its Board of Managers). Pursuant to the call right, we can require that Alvarado, at any time commencing on the 24 month anniversary of the Limited Liability Company Agreement and ending on the 60 month anniversary thereof, sell us his interest in eLandia/Desca Holdings for cash at a sale price determined by an independent valuation firm designated by eLandia/Desca Holdings (by the unanimous vote of its Board of Managers). If, after the 60 month anniversary of the Limited Liability Company Agreement, neither the put right, nor the call right have been exercised, the purchase of the remaining membership interests representing the 30% of eLandia/Desca Holdings not owned by us shall be mandatory for cash at a purchase price determined by an independent valuation firm designated by eLandia/Desca Holdings (by the unanimous vote of its Board of Managers) As a result of these put and call rights and obligations, we have consolidated 100% of eLandia/Desca Holdings and have not recorded any minority interest. eLandia has recorded a long-term minority interest purchase price obligation in the amount of $6,918,838. This liability represents the present value of eLandia’s estimated future cost of acquiring the remaining 30% of the issued and outstanding membership interests of eLandia/Desca Holdings.

The purchase price has been preliminarily allocated to the acquired assets and assumed liabilities using a good faith estimate of fair values. The estimated fair values for the tangible assets and liabilities were equal to the historical carrying values at the date of the acquisition. The existing customer base, contract rights, and trade names identified as intangible assets were assigned preliminary values of $7.2 million, $4.0 million and $2.0 million, respectively and are being amortized over estimated useful lives of four years.

In connection with the acquisition of the Series A Preferred Units of eLandia/Desca Holdings, eLandia incurred a total $682,702 of acquisition costs which have been capitalized and made part of the purchase price of eLandia/Desca Holdings. As of September 30, 2007 eLandia had paid only $339,188 of such acquisition costs and accordingly the remaining $343,514 has been accrued in the unaudited pro forma condensed consolidated financial statements.

h.	On October 2, 2007, eLandia, Desca, eLandia/Desca Holdings, and Alvarado, executed a Unit Purchase Agreement, pursuant to which eLandia agreed to purchase Series A Preferred Units of eLandia/Desca Holdings for an aggregate purchase price of $26 million, which units represented 70% of the issued and outstanding membership interests of eLandia/Desca Holdings. eLandia/Desca Holdings was created for purposes of the Unit Purchase Agreement transaction. Of this amount, $5,000,000 was used by Desca to fund the purchase of existing ownership interests in Desca from its existing members and the remaining $21,000,000 was retained by Desca to be used to fund Desca’s capital expenditures (managed services, mobile readiness, public sector); for Desca’s general working capital purposes; and to fund Desca’s future expansion.

i.	To eliminate the investment in Desca by eLandia in consolidation as of September 30, 2007.

Pro Forma Condensed Consolidated Statements of Operations – Nine Months ended September 30, 2007

j.	Derived from the unaudited interim condensed consolidated statement of operations of eLandia for the nine months ended September 30, 2007 as filed on Form 10-Q/A with the SEC.

k.	Derived from the unaudited statement of operations of Desca for the nine months ended September 30, 2007.

l.	To give effect to the amortization of the intangible assets acquired in connection with the acquisition of Desca for the nine months ended September 30, 2007.

Pro Forma Condensed Consolidated Statements of Operations – Year ended December 31, 2006

m.	Derived from the audited consolidated statement of operations of eLandia for the year ended December 31, 2006 as filed on Form 10-K with the SEC.

n.	Derived from the audited statement of operations of Desca for the year ended December 31, 2006, found elsewhere in this filing.

o.	To give effect to the amortization of the intangible assets acquired in connection with the acquisition of Desca for the year ended December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eLandia International, Inc.

Dated: November 18, 2008	By:	/s/ Harley L. Rollins, III
Harley L. Rollins, III
Chief Financial Officer